                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

                        SECURITIES EXCHANGE ACT OF 1934


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     Filed by a Party other than the Registrant [ ]

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     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))



     [X] Definitive Proxy Statement


     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
                        MEMC ELECTRONIC MATERIALS, INC.
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                (Name of Registrant as Specified in Its Charter)
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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Item 22(a)(2) of Schedule 14A.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
O-11.

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

                                  [MEMC LOGO]

                        MEMC ELECTRONIC MATERIALS, INC.
                       501 PEARL DRIVE (CITY OF O'FALLON)
                           ST. PETERS, MISSOURI 63376

                                   NOTICE OF
                        SPECIAL MEETING OF STOCKHOLDERS


                            TO BE HELD JULY 10, 2002



     MEMC Electronic Materials, Inc. will hold a special stockholders' meeting at 345 California Street, Suite 3300, San Francisco, California 94104, on Wednesday, July 10, 2002 at 10:00 a.m., local time, for the following purposes:


     1. To consider and vote upon the issuance of 260,000 shares of Series A Cumulative Convertible Preferred Stock, warrants to purchase 16,666,667 shares of common stock and the common stock issuable on conversion of such preferred stock and exercise of such warrants;

     2. To consider and vote upon an amendment to our restated certificate of incorporation authorizing a one-for-two reverse split of our common stock;

     3. To consider and vote upon an amendment to our restated certificate of incorporation authorizing an increase in our authorized capital stock from 200,000,000 shares of common stock to 300,000,000 shares of common stock;

     4. To consider and vote upon a future merger between MEMC Electronic Materials, Inc. and TPG Wafer Holdings LLC in connection with our debt restructuring; and

     5. To transact such other business as may properly come before the meeting and all adjournments thereof.

     The Board of Directors has fixed May 31, 2002 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the special meeting and all adjournments thereof. A list of stockholders entitled to vote at the special meeting will be available for examination by any stockholder at our executive offices not less than ten days prior to the special meeting and at the meeting.

                                          Sincerely,

                                          DAVID L. FLEISHER
                                          Corporate Secretary


June 10, 2002


     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, SO THAT YOUR SHARES WILL BE REPRESENTED, PLEASE COMPLETE THE ENCLOSED PROXY CARD, AND SIGN, DATE AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                               TABLE OF CONTENTS


                                                                PAGE
                                                                ----
PROXY STATEMENT -- VOTING PROCEDURES........................      1
THE RESTRUCTURING...........................................      2
  Summary...................................................      2
  Change in Control.........................................      4
  Restructuring Agreement...................................      5
  Notes and Warrants........................................      6
  Registration Rights Agreement.............................      6
  Credit Agreement..........................................      7
  Merger Agreement..........................................      7
  Management Advisory Agreement.............................      8
  Fees and Expenses.........................................      8
  Background and Reasons for the Restructuring..............      8
  Approval by the Special Committee.........................     10
  Opinion of Financial Advisor to the Special Committee.....     12
  Accounting Effects of the Restructuring...................     17
PROPOSAL 1: ISSUANCE OF SERIES A CUMULATIVE CONVERTIBLE
  PREFERRED STOCK, WARRANTS AND RELATED COMMON STOCK........     18
  Description of Preferred Stock............................     19
  Description of Warrants...................................     21
PROPOSAL 2: AMENDMENT TO THE RESTATED CERTIFICATE OF
  INCORPORATION: REVERSE STOCK SPLIT........................     21
  Effect of Reverse Stock Split.............................     22
  Certificate of Amendment..................................     22
  Exchange of Stock Certificates............................     22
  Consequences of the Reverse Stock Split...................     22
PROPOSAL 3: AMENDMENT TO THE RESTATED CERTIFICATE OF
  INCORPORATION: INCREASE IN AUTHORIZED CAPITAL STOCK.......     23
  Background................................................     23
  Consequences of Approval of Additional Authorized Common
     Stock..................................................     23
  Anti-Takeover Effects.....................................     24
  Certificate of Amendment..................................     24
PROPOSAL 4: MERGER BETWEEN MEMC AND TPG WAFER HOLDINGS
  LLC.......................................................     25
  General...................................................     25
  The Merger................................................     26
  Interest of Certain Persons in the Merger.................     26
  Contact Information.......................................     27
UNAUDITED PRO FORMA FINANCIAL INFORMATION...................     28
MANAGEMENT'S DISCUSSION AND ANALYSIS........................     35
  Company Overview..........................................     35
  Results of Operations.....................................     36
  Liquidity and Capital Resources...........................     41
  Critical Accounting Policies and Estimates................     46
  Recently Issued Accounting Pronouncements.................     47
  Market Risk...............................................     48
  Risk Factors..............................................     49
CERTAIN BENEFICIAL OWNERSHIP BY DIRECTORS AND EXECUTIVE
  OFFICERS..................................................     51
OWNERSHIP OF MEMC EQUITY SECURITIES BY CERTAIN BENEFICIAL
  OWNERS....................................................     53
STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING...............     57
INCORPORATION BY REFERENCE..................................     57
OTHER MATTERS...............................................     58
ANNEX A.....................................................    A-1

                      PROXY STATEMENT -- VOTING PROCEDURES

                          YOUR VOTE IS VERY IMPORTANT


     MEMC is soliciting proxies to be used at a special stockholders' meeting called for the purposes set forth in the attached notice. This proxy statement and the proxy card are being mailed to stockholders beginning June 10, 2002.


WHO CAN VOTE


     Record holders of MEMC common stock on May 31, 2002 may vote at the special meeting. On May 31, 2002, there were 70,324,708 shares of common stock outstanding. The shares of common stock held in our treasury will not be voted. Each share of common stock is entitled to one vote on each matter submitted to a vote at the meeting.


HOW YOU CAN VOTE

     - BY PROXY -- Simply mark your proxy card, date and sign it, and return it in the envelope provided.

     - IN PERSON -- You can come to the special meeting and cast your vote there. If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the special meeting, you must obtain a legal proxy or power of attorney from the nominee and present it at the meeting to establish your right to vote the shares.

HOW YOU MAY REVOKE OR CHANGE YOUR VOTE

     If you give a proxy, you may revoke it at any time before your shares are voted. You may revoke your proxy in one of three ways:

     - Send in another proxy with a later date;

     - Notify our Corporate Secretary in writing before the special meeting that you have revoked your proxy; or

     - Vote in person at the special meeting.

SPECIAL VOTING RULES FOR PARTICIPANTS IN MEMC RETIREMENT SAVINGS PLAN

     The MEMC Stock Fund holds MEMC common stock as an investment alternative for participants in the MEMC Retirement Savings Plan. A plan participant may direct the plan's trustee how to vote the shares held by the plan for the participant's account, but only if the participant signs and returns a voting direction card. If a participant does not return a voting direction card, the trustee will vote the shares in that participant's account in the same proportion as the shares for which signed cards are returned by other participants.

QUORUM

     A majority of the outstanding shares entitled to vote at the special meeting represented at the meeting in person or by proxy will constitute a quorum. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker returns a proxy card but does not vote on one or more matters because the broker does not have authority to do so.

VOTE REQUIRED

     If a quorum is present at the special meeting, an affirmative vote of a majority of the shares present in person or represented by proxy at the special meeting is required for approval of Proposal 1. The affirmative vote of a majority of the shares entitled to vote in person or by proxy is required for approval of Proposals 2, 3 and 4. Broker non-votes with respect to Proposal 1 will be treated as not represented at the meeting for purposes of counting votes on such proposal. Broker non-votes with respect to Proposals 2, 3 and 4 will be treated as votes against such proposals. Proxies marked "against" Proposal 1, 2, 3 or 4 will not be voted on any motion to adjourn the meeting for the purpose of continuing to solicit proxies to approve such Proposal 1, 2, 3 or 4.

COSTS OF SOLICITATION

     We will pay for preparing, printing and mailing this proxy statement. Proxies may be solicited personally or by telephone by our regular employees without additional compensation. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to our beneficial owners.

AUDITORS

     KPMG LLP was our independent accountant for the years ended December 31, 2000 and December 31, 2001. A representative of KPMG will be present at the special stockholders' meeting, will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

                               THE RESTRUCTURING

SUMMARY

     The proposals for which proxies are being solicited by this proxy statement relate to actions contemplated by our recently completed debt restructuring, which accompanied a change in control transaction between our former parent company and an investor group.

Background

     On September 30, 2001, E.ON AG and its affiliates (E.ON) and an investor group led by Texas Pacific Group and including TPG Wafer Holdings LLC and funds managed by Leonard Green & Partners, L.P. and TCW/Crescent Mezzanine Management III LLC (collectively, TPG) entered into a purchase agreement. Prior to the closing contemplated by the purchase agreement, TPG Wafer Holdings formed MEMC Holdings Corporation as a wholly owned subsidiary. Pursuant to the purchase agreement, on November 13, 2001, TPG Wafer Holdings LLC and its assignees, including MEMC Holdings Corporation, purchased all of E.ON's debt in MEMC of approximately $910 million and all of E.ON's equity holdings in MEMC of 49,959,970 shares of MEMC common stock, representing approximately 72% of the outstanding shares of MEMC common stock. MEMC Holdings Corporation acquired approximately $411 million of the total $910 million debt.

Debt Restructuring

     In connection with and as a condition to closing of the transactions contemplated by the purchase agreement, on November 13, 2001, MEMC and TPG Wafer Holdings entered into a restructuring agreement. Pursuant to the restructuring agreement, the following steps were taken:

     - TPG Wafer Holdings exchanged with MEMC all of the shares of the Class A Common Stock of MEMC Holdings Corporation for 260,000 shares of our Series A Cumulative Convertible Preferred Stock, having an aggregate stated value of $260 million.

     - TPG exchanged with MEMC approximately $449 million of the acquired debt, all of which was then cancelled, for $50 million in principal amount of our senior subordinated secured notes, with warrants to acquire up to 16,666,667 shares of our common stock.

     - TPG retained an existing 55 million Euro (approximately $50 million) note from our Italian subsidiary.

     - TPG established a five-year revolving credit facility to make available to us up to $150 million in senior secured loans.

     - We entered into other agreements, including a registration rights agreement and an agreement and plan of merger relating to the merger agreement between MEMC and TPG Wafer Holdings.

     - All of the E.ON affiliated members and two independent members resigned from the MEMC Board of Directors, and the Board appointed four nominees designated by TPG Wafer Holdings. Shortly thereafter, the Board appointed two additional persons to the Board. The size of the Board was subsequently increased to ten persons and the Board appointed two additional directors to fill the vacancies.

     - TPG Wafer Holdings subsequently exchanged with MEMC the one outstanding share of Class B Common Stock of MEMC Holdings Corporation held by TPG Wafer Holdings for a promissory note from MEMC having a principal amount of $250. MEMC Holdings Corporation, the holder of approximately $411 million of MEMC's old debt, is now a wholly owned subsidiary of MEMC.

     As a result of these transactions, approximately $860 million of the debt acquired from E.ON has been exchanged for our preferred stock, notes and warrants and TPG now beneficially owns approximately 72% of the outstanding MEMC common stock. The preferred stock is convertible at a price of $2.25 per share and bears dividends at a rate of 10% per annum if paid in cash or 12% if paid in kind. If Proposal 1 is approved by our stockholders, the preferred stock will have voting rights with the holders of the common stock. Shares of preferred stock not converted by November 13, 2009, are redeemable for cash at the holder's option. The warrants will be exercisable only after stockholder approval of Proposal 1 and until November 13, 2011 at an exercise price of $3.00 per share.

Capital Structure Comparison

     The following chart summarizes our basic capital structure as it existed prior to and immediately following the transactions contemplated by the purchase agreement and restructuring agreement.

-----------------------------------------------------------------------------------------------------
                                                       BEFORE RESTRUCTURING       AFTER RESTRUCTURING
-----------------------------------------------------------------------------------------------------
Outstanding E.ON Debt................................      $909,699,000(1)                      0
Outstanding TPG Debt.................................                 0              $100,000,000(1)
Outstanding Third Party Debt.........................      $229,412,000(2)           $229,412,000(2)
Common Stock Outstanding
  Held by E.ON.......................................        49,959,970                         0
  Held by TPG........................................                 0                49,959,970
  Held by Public.....................................        19,652,930(3)             19,652,930(3)
Warrants to Purchase Common Stock....................                 0                16,666,667
Convertible Preferred Stock..........................                 0                   260,000
  Common Stock Equivalent............................                 0               115,555,556(4)
Percentage of Common Stock
  Held by E.ON.......................................               72%                        0%
  Held by TPG (prior to any conversion of preferred
     stock or exercise of warrants)..................                0%                       72%
  Held by Public (prior to any conversion of
     preferred stock or exercise of warrants)........               28%(5)                 28%(5)
-----------------------------------------------------------------------------------------------------

(1) Amounts shown at face value.
(2) Amount as of November 30, 2001. Does not include $150 million available under the revolving credit facility with TPG after the restructuring which had not been drawn as of November 30, 2001.
(3) Includes shares of common stock held by directors, officers and employees of MEMC who are unaffiliated with TPG and E.ON and which in the aggregate represents less than 1% of the outstanding common stock.
(4) Includes only those shares which may be acquired on conversion of face amount, without taking into account accrued but unpaid dividends.
(5) Upon conversion of the initial stated value of the preferred stock and exercise of all of the warrants issued in connection with the restructuring, TPG will hold approximately 90% of the then outstanding common stock and the public stockholders will hold approximately 10% of the then outstanding common stock.

     If Proposal 1 is approved by our stockholders, TPG will own or have the right to acquire, through ownership of the common stock acquired from E.ON, conversion of the preferred stock (excluding accrued but unpaid dividends) and exercise of the warrants, a minimum of approximately 182 million shares of common stock, which would represent approximately 90% of our outstanding common stock. TPG has agreed not to convert any of the preferred stock unless and until Proposal 1 is approved by our stockholders. Because the preferred stock earns cumulative dividends that may be payable in kind upon conversion, if TPG were not to convert any preferred stock until immediately prior to the earliest redemption date in 2009, TPG would own or have the right to acquire a maximum of approximately 364 million shares of common stock, which would represent approximately 95% of our outstanding common stock.

CHANGE IN CONTROL

     On November 13, 2001, E.ON and TPG completed the transactions contemplated by the purchase agreement of September 30, 2001. Pursuant to the purchase agreement, TPG Wafer Holdings and its assignees purchased all of E.ON's debt in MEMC of approximately $910 million for an aggregate purchase price of $4.00 and all of E.ON's equity holdings in MEMC of 49,959,970 shares of MEMC common stock, representing approximately 72% of the outstanding shares of MEMC common stock, for an aggregate purchase price of $2.00. Pursuant to the purchase agreement, the purchase price payable by TPG to E.ON may be increased by a maximum of $150 million, depending upon our financial performance in 2002.

     Also at the closing, E.ON made capital contributions to MEMC as required under the purchase agreement in the aggregate amount of $37 million, of which $5 million was contributed to enable us to make a contribution to our defined benefit plan. In connection with these transactions, we and certain of our subsidiaries have executed releases of E.ON from certain actions, causes of action, suits, debts and other damages. In particular, we have released E.ON from its obligations under the loan agreements, security agreements, guaranties and associated documents relating to the debt acquired from E.ON by TPG. We have also released E.ON and certain of its affiliates from damages arising out of or in connection with any of them having been a shareholder, noteholder or director or officer of MEMC or any of its affiliates, and in connection with agreements in which E.ON has provided services or financing to or at the request of MEMC or any of its affiliates, except with respect to certain specified agreements. The specified agreements excepted from the release include various arrangements between E.ON and MEMC's Italian subsidiary under which the Italian subsidiary deposited excess cash with E.ON on a short-term basis, a software sub-license agreement between E.ON and MEMC, a registration rights agreement between an affiliate of E.ON and MEMC, and a 1995 tax disaffiliation agreement among certain affiliates of E.ON and MEMC.

     The obligations of TPG and E.ON to complete the transactions contemplated by the purchase agreement were subject to, among other things:

     - TPG reaching definitive agreement with respect to an exchange by TPG of the loans being acquired from E.ON for newly issued debt and equity securities of MEMC, and

     - MEMC entering into a new revolving credit facility with TPG (or a comparable lender) for up to $150 million.

     The conditions to closing were satisfied and E.ON and TPG consummated their sale and purchase on November 13, 2001. As described below, the transactions contemplated by the debt restructuring agreement between TPG Wafer Holdings and MEMC were also completed on November 13, 2001, except for the restructuring of the debt of our Italian subsidiary. We are currently in discussions with a commercial bank regarding the refinancing of all or a portion of this Italian debt.

     As a result of these transactions, TPG now beneficially owns approximately 72% of the outstanding MEMC common stock and has exchanged approximately $860 million of the debt acquired from E.ON for:

     - all of the shares of our newly issued Series A Cumulative Convertible Preferred Stock with an aggregate stated value of $260 million;

     - $50 million in principal amount of our newly issued senior subordinated secured notes; and

     - warrants to purchase 16,666,667 shares of our common stock.

TPG has also retained a senior secured term note issued by our Italian subsidiary in the principal amount of 55 million Euro (approximately $50 million).

     MEMC has been advised by TPG that the MEMC securities held by the TPG group have been consolidated in holding vehicles principally in order to improve the efficiency and enforceability of the governance and transfer restriction agreements among the investors comprising the TPG group. The debt securities and the equity securities have been allocated to different holding vehicles principally in order to facilitate dispositions of the debt securities separately from the equity securities efficiently and consistently with the agreements among the investors. The retirement of a portion of the MEMC debt previously held by E.ON was effected through the placement of the debt in MEMC Holdings and the subsequent acquisition by MEMC of MEMC Holdings to facilitate certain tax structuring aspects of the debt restructuring.

     Effective November 13, 2001, all of the E.ON affiliated members resigned from the MEMC Board of Directors. In addition, on that date two of the independent members of the Board also resigned. The Board established by resolution that the Board will consist of nine persons and, on November 13, 2001, appointed four nominees to serve on the Board as designated by TPG Wafer Holdings in the restructuring agreement. The Board has subsequently established by resolution that the Board will consist of ten persons and has appointed four additional persons to the Board, two of whom are independent directors who are now serving on the Audit Committee of the MEMC Board.

RESTRUCTURING AGREEMENT

General

     In connection with and as a condition to closing of the transactions contemplated by the purchase agreement between E.ON and TPG, on November 13, 2001, we executed a definitive restructuring agreement with TPG Wafer Holdings. Pursuant to the restructuring agreement, TPG Wafer Holdings exchanged with MEMC all of the shares of the Class A Common Stock of the subsidiary holding company that had acquired approximately $411 million of the debt purchased from E.ON, for 260,000 shares of our Series A Cumulative Convertible Preferred Stock, having an aggregate stated value of $260 million. Each share of the Series A Cumulative Convertible Preferred Stock is convertible into shares of MEMC common stock at a conversion price of $2.25 per share, subject to certain limitations and antidilution adjustments. For a summary of the material terms of the preferred stock, see "Proposal 1 -- Description of Preferred Stock," below.

     The following steps were then taken pursuant to the restructuring agreement:

     - TPG exchanged with MEMC approximately $449 million of our debt acquired from E.ON for $50 million in principal amount of our senior subordinated secured notes, with warrants to acquire up to 16,666,667 shares of our common stock, subject to certain antidilution adjustments.

     - TPG retained an existing 55 million Euro (approximately $50 million) note from our Italian subsidiary.

     - TPG established a five-year revolving credit facility to make available to us up to $150 million in senior secured loans.

     - We entered into various agreements contemplated by the restructuring agreement, including a registration rights agreement and an agreement and plan of merger relating to the merger contemplated by Proposal 4.

TPG Wafer Holdings subsequently exchanged with MEMC the one outstanding share of Class B Common Stock of the subsidiary holding company for a promissory note having a principal amount of $250. As a result, the subsidiary holding company is now a wholly owned subsidiary of MEMC.

     If Proposal 1 is approved by our stockholders, TPG will own or have the right to acquire, through ownership of the common stock acquired from E.ON, conversion of the preferred stock (excluding accrued but unpaid dividends) and exercise of the warrants, a minimum of approximately 182 million shares of common stock, which would represent approximately 90% of our outstanding common stock. Because the preferred stock earns cumulative dividends that may be payable in kind upon conversion, if TPG were not to convert any preferred stock until immediately prior to the earliest redemption date, TPG would own or have the right to acquire a maximum of approximately 364 million shares of common stock, which would represent approximately 95% of our outstanding common stock. Given the current common stock ownership by TPG, an affirmative vote by TPG in respect of Proposal 1 will assure the necessary stockholder approval of this Proposal.

Board Representation

     The restructuring agreement required the MEMC Board of Directors to appoint a total of four nominees designated by TPG Wafer Holdings prior to the closing, to be allocated to the different director classes as specified by TPG Wafer Holdings. In addition, the restructuring agreement provides that commencing with the next annual meeting of our stockholders, and at each annual meeting thereafter, TPG Wafer Holdings shall be entitled to present to the Board of Directors a number of nominees for election to the class of directors up for election at such annual meeting equal to the number of TPG Wafer Holdings nominees in such class immediately prior to such election. We have agreed to cause each such TPG Wafer Holdings designated nominee to be included in the slate of nominees recommended by the Board to the stockholders for election, and to use our best efforts to cause those nominees to be elected. TPG Wafer Holdings will have these contractual rights so long as at least $130 million in stated value of the Series A Cumulative Convertible Preferred Stock remains outstanding and TPG Wafer Holdings and its affiliates beneficially own greater than 50% of the preferred stock. As a practical matter, TPG Wafer Holdings currently possesses the power to elect all of our directors through its beneficial ownership of a majority of our voting stock.

NOTES AND WARRANTS

     The Senior Subordinated Secured Notes due 2007 are guaranteed by our domestic subsidiaries and bear interest at a rate of 8% (payment in kind) in the first two years following issuance, 14% (payment in kind) in the third and fourth years following issuance and 14% (payment in kind with optional payment in cash at the request of the note holders) in the fifth and sixth years following issuance. As collateral under the notes, we have pledged substantially all of our domestic assets, including all of the capital stock of most of our domestic subsidiaries and 65% of the capital stock of certain of our foreign subsidiaries, but excluding any assets currently pledged to support third party debt. The notes and the related security interest are subordinate in priority and in right of payment to the Citibank revolving credit agreement and the reimbursement agreement, which are described under "-- Credit Agreement" below. In addition, the notes and related indenture contain substantially the same loan covenants as the Citibank revolving credit agreement, which are described under "-- Credit Agreement" below.

     The warrants issued by MEMC entitle the holders to purchase an aggregate of 16,666,667 shares of MEMC common stock at an exercise price of $3.00 per share, subject to certain antidilution adjustments. The warrants may only be exercised after stockholder approval of Proposal 1 described below. Assuming stockholder approval is obtained, the warrants may be exercised, in whole or in part, at any time and from time to time until their expiration on November 13, 2011. The warrants are further described under "Proposal 1 -- Issuance of Series A Cumulative Convertible Preferred Stock, Warrants and Related Common Stock," below.

     Pursuant to the restructuring agreement, we have agreed to restructure the 55 million Euro (approximately $50 million) debt issued by our Italian subsidiary, on terms set forth in the restructuring agreement. It was originally contemplated that our Italian subsidiary would secure and deliver to TPG a senior secured note due 2031 in the principal amount of 55 million Euro, guaranteed by MEMC, bearing interest at a rate of 6% per annum (payment in kind) and secured by assets of the Italian subsidiary. The parties have been unable to restructure the Italian debt on the original terms contemplated in the restructuring agreement. We are currently in discussions with a commercial bank regarding the refinancing of all or a portion of this Italian debt.

REGISTRATION RIGHTS AGREEMENT

     We have entered into a registration rights agreement with TPG providing for registration rights with respect to the preferred stock, the shares of common stock issuable upon conversion of the preferred stock, the warrants, the shares of common stock issuable upon exercise of the warrants, the notes and the accompanying guarantees and any shares of common stock owned or acquired by TPG (including the shares acquired by TPG from E.ON pursuant to their purchase agreement). We have agreed that, on or before August 10, 2002, we will file with the Securities and Exchange Commission a shelf registration statement on Form S-3 covering resales of these registrable securities by the holders of the registrable securities.

CREDIT AGREEMENT

     In connection with the restructuring, TPG originally established a five-year revolving credit facility pursuant to which the TPG lender parties committed to make available to us a line of credit in an aggregate amount of $150 million. Pursuant to this credit agreement, loans would be made subject to the following aggregate lending limitations:

     - $50 million at any time prior to January 1, 2002,

     - $75 million at any time prior to April 1, 2002,

     - $100 million at any time prior to July 1, 2002,

     - $125 million at any time prior to October 1, 2002, and

     - $150 million at any time on and after October 1, 2002.

     The TPG credit facility provided that loans would bear interest at a rate of LIBOR plus 3.5% per annum or an alternate base rate (based upon the greater of the Federal funds rate plus 0.5% and Citibank N.A.'s prime rate) plus 2.5% per annum. As collateral under this credit agreement, we pledged substantially all of our domestic assets, including all of the capital stock of most of our domestic subsidiaries and 65% of the capital stock of certain of our foreign subsidiaries, but excluding any assets then currently pledged to support third party debt. Our domestic subsidiaries also guaranteed our payment obligations under the credit agreement.

     Subsequent to the original closing of the debt restructuring transactions, we made arrangements to replace the TPG revolving credit facility with a substantially similar five-year revolving credit facility with an affiliate of Citibank, N.A. On December 21, 2001, we entered into the new Citibank credit facility which replaced the TPG credit facility. In April 2002, Citibank assigned 50% of its interest in this credit facility to UBS AG. The interest rate under the Citibank facility is LIBOR plus 1.5% or an alternative base rate (based upon the greater of the Federal funds rate plus 0.5% and Citibank's prime rate) plus 0.5% per annum. TPG has guaranteed our obligations under the new Citibank facility, and in return, we have entered into a reimbursement agreement with the guarantors under which we have agreed to reimburse them for any payments made under the guaranty. Both the Citibank credit facility and the reimbursement agreement are secured by substantially the same collateral that secured the original TPG credit facility. As with the TPG facility, our domestic subsidiaries have guaranteed MEMC's obligations under the Citibank facility and the reimbursement agreement. The subsidiary guaranties are supported by security interests in substantially all of the assets of the domestic subsidiaries. The Citibank credit facility contains certain loan covenants, including covenants to maintain minimum quarterly consolidated earnings before interest, taxes, depreciation and amortization; minimum monthly consolidated backlog; minimum monthly consolidated revenues; maximum annual capital expenditures; and other covenants customary for revolving loans of this type and size. MEMC must maintain compliance with these covenants in order to draw on the facility. In addition, outstanding loans under the credit facility will become due and payable if we are in breach of the loan covenants and such breach causes an event of default under the credit facility.

MERGER AGREEMENT

     Pursuant to an agreement and plan of merger, we have agreed to permit the merger of TPG Wafer Holdings with and into us at such time as TPG Wafer Holdings shall determine. We will continue in existence as the surviving corporation. In connection with the merger, the members of TPG Wafer Holdings will convert their limited liability company interests in TPG Wafer Holdings into equivalent equity securities of us held by TPG Wafer Holdings, plus common stock having a market value equal to the principal amount of the debt securities of MEMC held by TPG Wafer Holdings and the accrued but unpaid interest on such debt securities. TPG Wafer Holdings currently does not directly hold any debt of MEMC and has indicated it has no current intention to acquire debt of MEMC.

     The merger is subject to the approval of our stockholders and the members of TPG Wafer Holdings. The agreement and plan of merger is being submitted to our stockholders for approval at this special stockholders meeting and is described under "Proposal 4 -- Merger between MEMC and TPG Wafer Holdings LLC," below.

MANAGEMENT ADVISORY AGREEMENT

     In connection with the restructuring, we have entered into a management advisory agreement with TPG GenPar III, L.P., an affiliate of Texas Pacific Group. Pursuant to the agreement, TPG GenPar III will provide management and financial advisory services to us as requested by our Board of Directors in exchange for a management advisory fee of $2 million per annum plus additional compensation if TPG GenPar III acts as a financial advisor to us for future transactions such as a merger or debt or equity financing.

FEES AND EXPENSES

     We are responsible for the payment of all our expenses incurred in connection with the restructuring agreement and the subsequent negotiation and documentation of the Citibank replacement credit facility, including all fees and expenses of our legal counsel and all third-party consultants engaged by us to assist in such transactions. We have paid TPG a $10 million transaction fee in connection with the restructuring agreement. In addition, we expect to pay TPG and Citibank a total of $3 million in fees (of which TPG received approximately $1.1 million) in connection with the TPG credit facility, the Citibank credit facility and the related guaranties. We have reimbursed TPG for all its fees and disbursements of legal counsel, financial advisors and other third party consultants (of approximately $14 million) and have paid other out-of-pocket expenses incurred by us in connection with the restructuring (of approximately $3 million).

BACKGROUND AND REASONS FOR THE RESTRUCTURING

     We have effected the debt restructuring to address our need for liquidity and cash to continue operations past the third quarter of 2001. After considering alternatives to the TPG restructuring, we determined that the restructuring provided the best financial support for the company and value for our public stockholders.

     We have historically relied heavily on loans from E.ON and its affiliates to fund our operations. In 1999, E.ON, our then principal shareholder, refocused its strategic objectives and determined as a result to divest itself of its investments in us. E.ON advised us that it contacted a number of potential purchasers of our equity and debt securities, including TPG, over a several month period ending in early 2001. At that time, as discussed below, the conditions for the semiconductor industry and the market for semiconductor company securities were deteriorating rapidly. As a result, the discussions previously initiated by E.ON did not result in any transaction.

     As a manufacturer of silicon wafers, we have suffered from the economic downturn in the semiconductor industry in 2001. The strength of the silicon wafer industry is highly correlated to the performance of the semiconductor industry. The semiconductor device industry historically has been a high-growth, cyclical industry. This growth resulted in an increase in the demand for silicon wafers. In early 2001, the semiconductor industry began to experience a slow down and a broad-based inventory correction. This resulted in reduced demand and a broad-based inventory correction in the silicon wafer industry.

     In response to this slow down, we began taking numerous actions in early 2001 to bring our cost structure in line with demand. These actions initially included the release of temporary employees and some employee layoffs, primarily in the United States, as well as temporary plant shutdowns. We continued to review our cost structure and evaluate measures to balance our operating costs with the expected decline in demand over the following quarters.

     During the second quarter of 2001, we decided to close our small diameter wafer line in Sherman, Texas. This action was taken as part of our continuing efforts to focus our manufacturing facilities, to improve our cost structure and to balance our production capabilities with the evolving market conditions. To address our liquidity and cash needs, we began the search for potential financing sources.

     In July 2001, E.ON and TPG resumed discussions regarding a potential transaction with significantly lower valuations for our securities than had been previously discussed. E.ON continued to be interested in such a transaction since it satisfied its strategic objective of divesting itself of our securities.

     In August 2001, we announced that our existing cash and credit availability was sufficient to fund our operations only through the third quarter of 2001. Our liquidity and cash flow were being negatively impacted by our operating losses caused by excess capacity and declining prices, as well as the high cost of servicing our debt.

     The discussions between E.ON and TPG continued into the third quarter of 2001, during which time conditions for the semiconductor industry in general and us more particularly continued to deteriorate. Eventually TPG advised E.ON that it would only be prepared to purchase our securities for a nominal purchase price, subject further to the conditions that, among other things, E.ON fund certain of our cash flow needs and that we agree to a restructuring of the debt securities to be purchased by TPG.

     Given E.ON's separate interest in the transaction, our Board of Directors referred consideration of the restructuring and related matters to a special committee comprised of Michael Smith, Willem Maris and William Stevens, directors who were not officers, directors or employees of, or otherwise affiliated or associated with, E.ON. The Special Committee had been previously constituted to oversee the process pursuant to which E.ON sought to divest itself of its debt and equity position in MEMC, and was given the full power and authority of the Board of Directors for purposes of approving the restructuring transactions. Representatives of E.ON and TPG periodically advised representatives of the Special Committee of the status of the discussions between E.ON and TPG.

     E.ON and TPG advised the Special Committee that a condition to TPG's willingness to enter into the purchase agreement with E.ON was that our Board of Directors exempt the purchase agreement from the provisions of Section 203 of the Delaware General Corporation Law. As described below under "Approval by the Special Committee," Section 203 prevents a purchaser of more than 15% of the voting securities of a Delaware corporation from engaging in certain transactions with the corporation, subject to certain exceptions. Following a review of the terms of the proposed purchase agreement between E.ON and TPG, particularly the condition that the terms of the restructuring shall have been agreed with the company, and after considering the advice of the Special Committee's legal and financial advisors, the Special Committee resolved to exempt the purchase agreement from the provisions of Section 203.

     The purchase agreement was entered into on September 30, 2001. Pursuant to the purchase agreement, E.ON agreed to receive nominal consideration of $6.00 in the aggregate for all debt and equity in MEMC held by E.ON. As part of the purchase agreement, TPG agreed to enter into a new revolving credit facility with MEMC for up to $150 million. In addition, TPG agreed to pay E.ON additional consideration as follows if, in MEMC's 2002 fiscal year, we meet certain financial performance criteria based on EBITDA (defined generally as our consolidated net income or loss, plus or minus minority interest, equity in income or loss of joint ventures, provision or benefit for income taxes, interest expense, interest income, depreciation, amortization of goodwill and other intangibles and certain other items, all in accordance with generally accepted accounting principles):

          - $0, if our company's EBITDA is less than $100 million; or

          - $30 million, if our company's EBITDA equals or exceeds $100 million, but is less than $150 million; or

          - $75 million, if our company's EBITDA equals or exceeds $150 million, but is less than $300 million; or

          - $150 million, if our company's EBITDA equals or exceeds $300 million.

     As mentioned above, the purchase agreement was conditioned on TPG and MEMC reaching agreement upon the terms of the exchange by TPG of MEMC loans acquired from E.ON for newly issued MEMC debt and equity securities. Accordingly, shortly after entering into the purchase agreement, TPG began negotiating with us to restructure the loans TPG would acquire from E.ON.

     The Special Committee reviewed several alternatives to the TPG restructuring transaction, including (i) a status quo scenario in which MEMC continued to operate in the absence of the transaction or any similar transaction, (ii) a stand-alone restructuring/Chapter 11 bankruptcy filing,
(iii) a third party investor/acquirer, and (iv) a liquidation. For the reasons described below under "Opinion of Financial Advisor to the Special
Committee -- Fairness Analysis," the Special Committee rejected each of these alternatives.

     TPG proposed restructuring transactions that provided for the exchange by TPG of approximately $860 million of our outstanding loans for a combination of
(i) $150 million of cumulative convertible preferred stock with a 14% dividend (16% until shareholder approval of the preferred stock terms) and a conversion price of between $1.00 and $1.30 per share and (ii) $150 million of senior subordinated notes due 2007 (comprised of $50 million in secured notes and $100 million in unsecured notes) with a 10% interest rate.

     We replied that the $1.30 conversion price for the preferred stock was too low and that the dividend rate should be 12% for dividends paid in kind and 10% for cash dividends. We proposed that the senior subordinated notes should have, in the case of the secured notes, a 9% interest rate for payments in kind and a 8% interest rate for cash payments and, in the case of the unsecured notes, a 10% interest rate for payments in kind and a 9% interest rate for cash payments. We and TPG also negotiated the terms under which the new securities would be redeemed by MEMC and the terms under which MEMC would register such securities with the Securities and Exchange Commission for public resale. In addition, in order to protect our minority shareholders, we sought conditions that would apply to any short-form merger between MEMC and TPG. The results of these negotiations are reflected in the restructuring agreement described above.

     The restructuring transactions have resulted in a significant deleveraging of our balance sheet and a potential dilution of the other stockholders of MEMC from approximately 28% of the total outstanding shares of our common stock to approximately 10% upon stockholder approval of Proposal 1 and approximately 5% if TPG does not convert any preferred stock until immediately prior to the earliest redemption date in 2009.

APPROVAL BY THE SPECIAL COMMITTEE

     On September 21, 2001, the Special Committee unanimously approved the sale by E.ON of its debt and equity interests in MEMC to TPG, solely for the purposes of Section 203 of the Delaware General Corporation Law. Section 203 is a statutory provision intended to discourage certain takeover attempts that are not approved by the board of directors of the target company. Section 203 generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder (including a purchaser of 15% of its voting securities) for a period of three years following the date that such stockholder became an interested stockholder, subject to certain exceptions, unless the transaction that results in the stockholder becoming an interested stockholder is approved in a prescribed manner. One of the prescribed manners is prior approval of the transaction by the board of directors of the Delaware corporation.

     The purchase by TPG of E.ON's debt and equity interests in MEMC resulted in TPG being an interested stockholder of MEMC within the meaning of Section 203. TPG conditioned the consummation of their purchase upon the prior approval of the purchase by the Special Committee, solely for purposes of Section 203. If the Special Committee had not approved the purchase, solely for purposes of
Section 203, the Special Committee believed that TPG would terminate its agreement with E.ON and would not pursue any restructuring transactions with MEMC. If TPG had waived its condition and completed its purchase from E.ON without proper approval under Section 203, TPG would have been effectively prohibited from consummating the restructuring transactions with MEMC, including the merger that is the subject of Proposal 4.

     The Special Committee's approval of the TPG purchase, solely for purposes of Section 203, did not constitute approval of the restructuring transactions between TPG and MEMC nor did it obligate MEMC to enter into the restructuring transactions. Furthermore, the consummation of TPG's purchase was further conditioned on TPG and MEMC reaching agreement on the terms of the restructuring transactions, which agreement required a separate approval by the Special Committee.

     On November 5, 2001, the Special Committee unanimously approved the restructuring transactions, including, among other things:

     - the designation and issuance of the Series A Cumulative Convertible Preferred Stock,

     - the issuance of the senior subordinated secured notes and associated warrants, and

     - the merger that is the subject of Proposal 4.

     The Special Committee approved the restructuring after consideration of the restructuring transactions and their fairness to the holders of MEMC common stock (other than E.ON and TPG). The Special Committee's consideration of the restructuring transactions took place over the course of several weeks during which the Special Committee met a number of times telephonically or in person. To assist it in its work, the Special Committee retained, at MEMC's expense, Gardner Carton & Douglas, as independent legal advisors, and Houlihan Lokey Howard & Zukin Financial Advisors, as independent financial advisors. MEMC was advised by its regular outside corporate counsel, Bryan Cave LLP.

     In reaching its conclusion that the restructuring transactions are fair to the holders of MEMC common stock (other than E.ON and TPG), the Special Committee considered the following points that it viewed as favoring that conclusion:

     - E.ON had made it clear to MEMC and the members of the Board of Directors that it was unwilling to provide additional liquidity to MEMC;

     - management of MEMC informed the Special Committee that MEMC was in imminent danger of exhausting its operating funds;

     - E.ON had sought for over a year to find a buyer for its debt and equity interests in MEMC and TPG had emerged as the only credible candidate;

     - E.ON had directed that the Board of Directors consider the filing by MEMC of a voluntary petition to initiate bankruptcy proceedings in the event that E.ON was unable to complete a sale of its debt and equity interests in MEMC to TPG;

     - MEMC's counsel advised the Board of Directors that the holders of MEMC common stock (other than E.ON) were unlikely to receive any proceeds from a bankruptcy proceeding;

     - the Special Committee concluded that the restructuring transactions offered MEMC the best chance to obtain operating funds that would allow it to continue as a going concern, thereby preserving value for the holders of MEMC common stock;

     - TPG had conditioned its acquisition of E.ON's interest in MEMC on the approval by the Special Committee of the restructuring transactions;

     - the Special Committee's legal and financial advisors, negotiating on behalf of the Special Committee, were able to obtain TPG's agreement to make certain changes in the documents relating to the restructuring agreement that were favorable to the holders of MEMC common stock (other than E.ON and TPG);

     - the Special Committee's legal and financial advisors informed the Special Committee that they did not believe that TPG would agree to any additional favorable changes in the documents relating to the restructuring agreement; and

     - the Special Committee received an opinion from its financial advisors, Houlihan Lokey Howard & Zukin Financial Advisors, that the restructuring transactions were fair from a financial point of view to the public stockholders of MEMC.

     The Special Committee believed that it was impractical to individually quantify or rank the factors that it considered. The first six factors listed above, however, are those that the Special Committee considered most important. The Special Committee viewed the remaining four factors as being less important, but still material to the committee's consideration.

     The Special Committee also considered a number of factors that it viewed as disfavoring the Special Committee's conclusion. The only one of these factors that was material, in the view of the Special Committee, was the extent to which the restructuring transactions would dilute the ownership position of MEMC's public stockholders. In reaching its conclusion, however, the Special Committee determined that the factors in favor of the approval of the restructuring transactions greatly outweighed the factors against.

OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

     On August 27, 2001, the Special Committee of the MEMC Board of Directors retained Houlihan Lokey Howard & Zukin Financial Advisors to analyze the fairness, from a financial point of view, of the transaction between E.ON and TPG, as ultimately contemplated by the purchase agreement dated September 30, 2001. At the November 5, 2001 meeting of the Special Committee of the Board of Directors, Houlihan Lokey presented its analysis as described below and delivered its written opinion to the effect that, as of such date and based on the matters described in the opinion, the transaction was fair, from a financial point of view, to the public stockholders of MEMC. Houlihan Lokey's opinion to the Special Committee is dated and speaks only as of November 5, 2001. Houlihan Lokey does not have any obligation to update, revise or reaffirm its opinion, including at the time of the special meeting of the stockholders.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following summarizes the material valuation methodologies utilized by Houlihan Lokey in supporting its fairness opinion. The summary does not purport to be a complete statement of the analyses and procedures applied, the judgments made or the conclusion reached by Houlihan Lokey or a complete description of its presentation. Houlihan Lokey believes, and so advised the Special Committee, that Houlihan Lokey's analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinions.

     Houlihan Lokey's opinion and financial analyses were only one of many factors considered by the Special Committee in its evaluation of the transaction and should not be viewed as determinative of the views of the Special Committee or management with respect to the transaction. Houlihan Lokey did not attempt to assign specific weights to particular analyses.

     THE COMPLETE TEXT OF HOULIHAN LOKEY'S OPINION IS ATTACHED AS ANNEX A. THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION. YOU ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE FACTORS CONSIDERED AND THE ASSUMPTIONS MADE BY HOULIHAN LOKEY.

     Houlihan Lokey's opinion to the Special Committee addresses only the fairness of the transaction, from a financial point of view, to the public stockholders of MEMC, and does not constitute a recommendation to the stockholders as to how they should vote. Houlihan Lokey's opinion does not address MEMC's underlying business decision to effect the transaction. Houlihan Lokey has not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of MEMC.

     In connection with the preparation of its opinion, Houlihan Lokey made certain reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

     - reviewed MEMC's annual reports to shareholders on Form 10-K for the three fiscal years ended December 31, 2000 and quarterly reports on Form 10-Q for the two quarters ended June 30, 2001, and draft interim financial statements prepared by MEMC for the period ended September 30, 2001, which MEMC's management had identified as being the most current financial statements then available;

     - reviewed copies of the following agreements:

      - Purchase Agreement between E.ON, its subsidiaries and TPG dated September 30, 2001;

      - Agreement and Plan of Merger by and between TPG Wafer Holdings LLC and MEMC Electronic Materials, Inc. (draft distributed November 2, 2001);

      - Indenture for $50 million Senior Subordinated Secured Notes due 2007 of MEMC Electronic Materials, Inc. (draft distributed November 2, 2001);

      - Revolving Credit Agreement among MEMC Electronic Materials, Inc. as borrower, the Lenders Party thereto, and Citicorp USA, Inc. as Administrative Agent (draft dated November 2, 2001);

      - Restructuring Agreement among TPG Wafer Holdings LLC and MEMC Electronic Materials, Inc. (draft distributed November 2, 2001);

      - Registration Rights Agreement among MEMC Electronic Materials, Inc. and TPG Wafer Holdings LLC (draft distributed November 2, 2001);

      - Certificate of Designations of Series A Cumulative Convertible Preferred Stock of MEMC Electronic Materials, Inc. (draft distributed November 2,
        2001);

      - Warrant Certificate of MEMC Electronic Materials, Inc. (draft distributed November 2, 2001);

      - Summary of terms for E55 million Promissory Note due 2031 of MEMC Electronic Materials SpA (draft distributed November 2, 2001); and

      - Management Advisory Agreement between MEMC Electronic Materials, Inc. and TPG GenPar III, L.P. (draft dated October 31, 2001);

     - reviewed the terms of MEMC's debt outstanding to E.ON AG and its subsidiaries (E.ON North America, Inc., E.ON International Finance, B.V. and the Fidelia Corporation) along with debt owed to various third party lenders;

     - reviewed the joint venture agreements between MEMC and its joint venture partners for each of MEMC's subsidiaries;

     - met with certain members of the senior management of MEMC to discuss the operations, financial condition, future prospects and projected operations and performance of MEMC, and met with representatives of MEMC's independent accounting firm and counsel to discuss certain matters;

     - visited MEMC's headquarters and certain facilities in St. Peters, Missouri;

     - reviewed forecasts and projections prepared by MEMC's management with respect to MEMC for the years ended December 31, 2001 through 2002;

     - reviewed the historical market prices and trading volume for MEMC's publicly traded securities; and

     - conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

     In preparing its opinion, Houlihan Lokey relied upon and assumed, without independent verification, that the financial information provided to it had been reasonably prepared and accurately and completely reflected the historical financial performance and current financial condition of MEMC, and represented the best currently available estimates of the future financial results and condition of MEMC, and that there had been no material change in the assets, financial condition, business or prospects of MEMC since the date of the most recent financial statements made available to Houlihan Lokey.

     In assessing the financial fairness of the transaction, Houlihan Lokey:

     - used widely accepted valuation methodologies to perform an independent analysis of the enterprise value and equity value of MEMC;

     - analyzed the terms of the transaction and the terms of the securities to be issued in the transaction;

     - examined the post-transaction value to public equity holders; and

     - considered certain alternatives to the proposed transaction.

     The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with rendering its opinion.

Analysis and Valuation of MEMC Common Stock

     As part of its analysis, Houlihan Lokey performed an independent valuation of MEMC's stock, assuming completion of the transaction, using two widely accepted valuation methodologies. The first is the market multiple method, which involves the multiplication of various earnings and cash flow measures by appropriate risk-adjusted multiples determined by analyzing other public companies in the same or similar businesses. The second method is the transaction multiple method, in which control transactions in a similar industry are analyzed to determine relevant earnings multiples at which control of similar companies changes hands. Typically, a discounted cash flow valuation analysis would also be performed, but due to the difficulty in projecting future financial results for MEMC, Houlihan Lokey concluded that the discounted cash flow analysis would not be a reliable valuation measure.

     Market Multiple Valuation Method. MEMC is primarily engaged in the development, manufacturing and selling of silicon wafers to the semiconductor industry. Therefore, Houlihan Lokey chose for its analysis, public companies whose primary business is serving the semiconductor market. The publicly traded companies that Houlihan Lokey considered included: Asyst Technologies, Inc.; Chippac, Inc.; Entegris, Inc.; FSI International, Inc.; Macdermid, Inc.; Mattson Technology, Inc.; Photronics, Inc.; and Speedfam, IPEC, Inc.

     Houlihan Lokey measured multiples of revenues, net income, earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA). Because the semiconductor industry is a cyclical industry, the revenues and earnings levels of these companies may vary significantly from year to year. To account for this cyclicality, Houlihan Lokey computed multiples for the latest twelve months, for the projected 2001 fiscal year, and the average for the trailing three years.

     To derive the relevant multiples, revenue, EBIT and EBITDA levels of the public companies were compared to their enterprise value (equal to the trading value of equity plus the book value of debt, less cash on the balance sheet), and net income was compared to the trading value of equity.

     The multiples of latest twelve-month revenue for the comparable companies ranged from 0.55 to 2.44 times revenue, with a median of 0.90 times. Similarly, the multiples of revenue for the comparable companies based on the last three years' average revenue ranged from 0.51 to 3.18 times, with a median of 1.26 times. Multiples for the comparable companies of projected fiscal 2001 revenue ranged from 0.42 to 2.50 times, with a median of 1.09 times.

     The multiples of latest twelve-month EBITDA for the comparable companies ranged from 3.9 to 14.8 times, with a median of 7.8 times. Similarly, the multiples of EBITDA for the comparable companies based on the last three years' average EBITDA ranged from 6.4 to 16.2 times, with a median of 7.2 times. Multiples for the comparable companies of projected fiscal 2001 EBITDA ranged from 2.7 to 9.2 times, with a median of 4.7 times.

     The multiples of latest twelve-month EBIT for the comparable companies ranged from 4.9 to 25.5 times, with a median of 12.2 times. Similarly, the multiples of EBIT for the comparable companies based on the last three years' average EBIT ranged from 8.1 to 23.3 times, with a median of 12.5 times. Multiples for the comparable companies based on projected fiscal 2001 ranged from 3.4 to 24.5 times, with a median of 7.6 times.

     The multiples of latest twelve-month net income for the comparable companies ranged from 8.0 to 26.8 times, with a median of 14.0 times. Similarly, the multiples of net income for the comparable companies based on the last three years' average net income ranged from 9.1 to 41.5 times, with a median of 23.5 times. Multiples for the comparable companies of projected fiscal 2001 net income ranged from 3.1 to 34.0 times, with a median of 15.0 times.

     Houlihan Lokey valued MEMC using multiples generally at or slightly above the median multiples of the comparable companies and derived an enterprise value for MEMC of between $450 million to $575 million.

     As part of its analysis, Houlihan Lokey analyzed the float and trading volume for MEMC's common stock. Houlihan Lokey calculated the public float as a percent of total shares outstanding, as well as the ratio of average daily trading volume (over the most recent 90 days) to float and total shares outstanding. Houlihan Lokey then compared MEMC's ratios to the same ratios for the selected comparable companies. This analysis showed that MEMC has a lower percentage of public float to shares outstanding relative to the comparable companies, and MEMC's average daily trading volume as a percentage of public float was below the mean and median for the comparable companies.

     Transaction Multiple Valuation Method. The transaction multiple methodology also involves multiples of earnings and cash flow and other financial measures. Multiples used in this approach are determined through an analysis of transactions involving controlling interests in companies in a similar industry or with operations similar to the principal business operations of MEMC. Houlihan Lokey analyzed the following six control transactions that closed since January 1998 involving companies that serve the semiconductor industry:

     - the acquisition of Silicon Valley Group Inc. by ASM Lithography in June 2001;

     - the acquisition of OnTrak Systems, Inc. by ASM Lithography in May 2001;

     - the acquisition of Gasonics International Corporation by Novellus Systems, Inc. in January 2001;

     - the acquisition of Component Products Division of Motorola, Inc. by CTS Corporation in June 2000;

     - the acquisition of Align-Rite International Inc. by Photronics, Inc. in June 2000; and

     - the acquisition of LeaRonal, Inc. by Rohm and Haas Company in January
       1999.

     Revenue and EBITDA multiples were calculated for these transactions based on the trailing twelve-month financial performance of the target companies. The multiples of latest twelve-month revenue ranged from 0.46 to 3.17 times, with a median of 1.58 times. The multiples of latest twelve-month EBITDA ranged from
5.9 to 30.3 times, with a median of 9.1 times. Based on MEMC's risk profile, Houlihan Lokey selected multiples toward the lower end of the range of the observed control multiples to value MEMC and derived an enterprise value for MEMC of between $650 million to $700 million.

     Equity Value. Houlihan Lokey applied an enterprise value range of $550 million to $700 million for MEMC derived from the multiple methodologies discussed above to MEMC's current capital structure and its proposed capital structure under the transaction. According to Houlihan Lokey's analysis under MEMC's current capital structure with its debt obligation of approximately $1.15 billion, MEMC's stockholders would have no value left to them. Under the capital structure with the transaction and assuming conversion of the preferred stock issued under the transaction for an aggregate of approximately 205 million shares of common stock outstanding, MEMC's debt would be reduced to approximately $400 million and equity value of approximately $1.24 to $1.97 per share would be left for MEMC's stockholders. This analysis, therefore, indicates a higher equity value for MEMC as a result of the reduced debt from the transaction, supporting Houlihan Lokey's fairness opinion.

Fairness Analysis

     In assessing the fairness of the transaction to MEMC's public stockholders from a financial point of view, Houlihan Lokey considered (i) the value available to public equity shareholders after satisfying debt under each of the current and proposed capital structures at various assumed levels of enterprise value, (ii) the terms of the proposed restructuring, including the terms of the new revolving credit facility and the securities to be issued in the transaction, (iii) MEMC's viability under both the current and proposed capital structures, (iv) E.ON's stated objective of selling all of its non-utility related investments and its unwillingness to make further investments in MEMC,
(v) MEMC's prospects for obtaining additional debt or equity financing, and (vi) the value available to satisfy debt and equity holders in a bankruptcy or Chapter 11 reorganization.

     Houlihan Lokey also compared the impact of the transaction on the value of the common stock owned by the stockholders of MEMC to the value of the most likely alternatives to the transaction. The alternatives considered included (i) a status quo scenario in which MEMC continued to operate in the absence of the transaction or any similar transaction, (ii) a stand-alone restructuring/Chapter 11 bankruptcy filing, (iii) a third party investor/acquirer, and (iv) a liquidation.

     In considering the status quo alternative, Houlihan Lokey considered that as of July 31, 2001, MEMC had aggregate debt repayments due of $725.1 million during the second half of the fiscal year ending December 31, 2001 and during the full fiscal year ending December 31, 2002. On August 10, 2001, MEMC announced that it would only have enough cash to fund operations and other cash requirements through the third quarter 2001. MEMC had no readily available alternative source of liquidity other than E.ON. MEMC informed Houlihan Lokey that E.ON was unwilling to offer MEMC additional liquidity, thus limiting MEMC's cash availability.

     In considering a stand alone restructuring/Chapter 11 bankruptcy filing, Houlihan Lokey considered that MEMC had directed its outside counsel to consider the implications to MEMC of filing for Chapter 11 bankruptcy protection. This would allow MEMC to complete a financial restructuring through which MEMC could potentially lessen its interest expense burden and improve its cash flow and balance sheet. According to Houlihan Lokey's analysis and discussions with management, given a six-month timeframe in which MEMC could restructure its debt in Chapter 11, MEMC would require debtor-in-possession financing of more than the $30 million required to fund operations through fiscal year 2001. Due to MEMC's highly leveraged balance sheet and the downturn in the semiconductor industry which has significantly reduced the value of MEMC's assets, debtor-in-possession financing would be very difficult to obtain.

     In assessing the viability of a third party investor/acquirer, Houlihan Lokey considered that E.ON first announced its intention to divest itself of MEMC in late 1999. An extensive sale process was conducted by E.ON and its advisors. No other potential acquirer has proposed an alternative that yields MEMC's public shareholders the possibility of higher value than the current proposed transaction. MEMC has been unsuccessful in its efforts to raise additional capital or identify new investors. Further, the amount of capital required to continue operations lends itself more to an acquisition rather than an additional capital investment by a third party.

     In considering the liquidation of MEMC, based on Houlihan Lokey's analysis and discussions with management, Houlihan Lokey assumed that MEMC would be required to incur approximately $34.3 million of expenses in order to shut down operations. Such expenses, as estimated by management, include employee salaries and benefits during the wind-down, negative cash flow of operating certain facilities until they could be sold, costs associated with supporting certain foreign operations until they could be sold, and the costs associated with administering the liquidation. The $34.3 million in expenses would be $13.5 million more than MEMC projected receipts under the best case scenario. The ability to conduct an orderly liquidation presumes that MEMC would be in existence long enough to complete one. If MEMC had run out of cash by September 30, 2001 as projected, such an orderly liquidation process may not have been possible. The majority of MEMC's assets consists of silicon wafer manufacturing facilities and equipment of which there is already an excessive amount available on the market. Therefore, the realizable value of these assets in the current environment is likely to be substantially lower than their stated book value. In any liquidation proceeding it is unlikely that the public stockholders of MEMC would receive any value.

     In considering the transaction in comparison with the other alternatives discussed above, Houlihan Lokey considered the following:

     - The transaction provides additional capital to MEMC in the form of (i) the five-year revolving credit facility; and (ii) up to a $50 million capital contribution by E.ON at or before the closing of the transaction, of which $18 million was paid prior to closing in the form of a loan and $32 million was paid at closing.

     - MEMC's debt was to be reduced by at least $750 million.

     - MEMC's near term debt amortization is substantially reduced.

     - The interests of public stockholders are reduced from 28.2% of equity outstanding to 10.6% without including the effect of the warrants and 9.7% including the effect of the warrants.

     - The effect of deleveraging MEMC's balance sheet allows for lower interest expense in the future, and under the non-cash interest feature on the restructured debt conserves MEMC's cash.

     Based on the foregoing analysis, Houlihan Lokey has concluded that the transaction is fair to the public stockholders of MEMC from a financial point of view.

     Houlihan Lokey has not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of MEMC. Houlihan Lokey has not independently verified the accuracy and completeness of the information supplied to it with respect to MEMC and does not assume any responsibility with respect to such information. Houlihan Lokey was not requested to, and did not, make an independent evaluation or appraisal of MEMC's assets or liabilities, contingent or otherwise, and was not furnished with any evaluations or appraisals. Houlihan Lokey's analysis is necessarily based on business, economic, market and other conditions as they existed and can be evaluated by Houlihan Lokey at the date of its opinion and presentation to the board of MEMC.

     Houlihan Lokey is a nationally recognized investment banking firm with expertise in, among other things, valuing businesses and securities and rendering fairness opinions. Houlihan Lokey is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, private placements of debt and equity, corporate reorganizations, employee stock ownership plans, corporate and other purposes. MEMC selected Houlihan Lokey because of its experience and expertise in performing valuation and fairness analyses. Houlihan Lokey does not beneficially own nor has it ever beneficially owned any interest in MEMC. Furthermore, Houlihan Lokey has no agreement or understanding to provide additional services to MEMC beyond the scope of this fairness opinion.

     MEMC has agreed to pay Houlihan Lokey a fee of $750,000 plus its reasonable out-of-pocket expenses incurred in connection with the rendering of the fairness opinion, including Houlihan Lokey's reasonable expenses of legal counsel. No portion of the fee was contingent upon approval or completion of the transaction. MEMC has further agreed to indemnify Houlihan Lokey against certain liabilities and expenses related to or arising in connection with the rendering of its services, including liabilities under the federal securities laws.

ACCOUNTING EFFECTS OF THE RESTRUCTURING

     As a consequence of the change in ownership and the debt restructuring, our accounting records were affected. Set forth below under the heading "Unaudited Pro Forma Financial Information" is a detailed description of the accounting effects of the restructuring. What follows is a summary of the significant accounting effects.

     There were changes in our consolidated balance sheet as follows:

     - The debt and related accrued interest previously owed to E.ON were written off of our accounting records;

     - The new debt instruments and preferred stock resulting from the debt restructuring were recorded at their fair market values;

     - As a result of TPG's ownership percentage in MEMC, we applied purchase accounting and pushed down TPG's nominal basis in MEMC to our accounting records. To revalue our assets and liabilities, we first estimated their fair market values. To the extent the fair market value differed from the book value, 89.4% of that difference was recorded as an adjustment to the carrying value of the respective asset or liability. To the extent the adjusted net carrying value of assets and liabilities exceeded the pushed down basis of TPG's investment in MEMC, negative goodwill to be allocated of approximately $983 million was generated. The negative goodwill was then allocated to the amounts that otherwise would have been recorded to goodwill and other identifiable intangible assets, investments in joint ventures, and property, plant and equipment. The process of allocating negative goodwill also created new deferred tax assets. To the extent we believed it was more likely than not that the benefit of these deferred tax assets would not be realized, a valuation allowance was established. To the extent a net deferred tax asset was recognized, it resulted in a further reduction to the new carrying amount of property, plant and equipment. As a result of this entire process, net deferred tax assets were increased by approximately $34 million, while the carrying amounts of property, plant and equipment and investments in joint ventures were reduced by approximately $983 million and $34 million, respectively.

     - As a result of the nominal price paid by TPG for its interest in MEMC, goodwill, intangible assets, investments in joint ventures, and property, plant and equipment were written down significantly.

     In addition, there were changes in our consolidated statements of operations as follows:

     - Interest expense reflects the terms of our new debt instruments, as well as the accretion from the nominal values to the face values of the related debt instruments.

     - Cost of goods sold, marketing and administration expenses, and research and development expenses reflect lower depreciation and amortization expense as a consequence of the lower values of the property, plant and equipment and intangible assets resulting from purchase accounting.

     - Cumulative preferred stock dividends were deducted from net income to arrive at net income allocable to common stockholders.

                                   PROPOSAL 1
     ISSUANCE OF SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK, WARRANTS
                            AND RELATED COMMON STOCK

     In connection with the restructuring, we have issued and delivered to TPG Wafer Holdings 260,000 shares of our Series A Cumulative Convertible Preferred Stock, convertible into shares of MEMC common stock, and issued and delivered to TPG warrants to purchase 16,666,667 shares of MEMC common stock.

     Under the listing rules of the New York Stock Exchange, we must obtain stockholder approval of any issuance of common stock or securities exercisable for or convertible into common stock that exceeds 20% of the outstanding MEMC common stock or total voting power of our equity securities. To accommodate the restructuring closing, we agreed to promptly seek the stockholder approval required under the New York Stock Exchange rules. TPG Wafer Holdings has agreed that until such approval is obtained, the preferred stock will not be converted. The warrants may be exercised only after stockholder approval. Upon receipt of stockholder approval, the preferred stock will be convertible into shares of common stock at a price of $2.25 per share, and the warrants will be exercisable for shares of common stock at a price of $3.00 per share. The closing market price of our common stock on November 13, 2001, the date on which the preferred stock and warrants were issued, was $3.51 per share as reported on the New York Stock Exchange.

     In connection with the special meeting, TPG will be entitled to vote on Proposal 1 and TPG's favorable vote will ensure that Proposal 1 receives the necessary stockholder vote for approval. If Proposal 1 is approved at the special stockholders' meeting, TPG will own or have the right to acquire, through ownership of the common stock acquired from E.ON, conversion of the preferred stock and exercise of the warrants, a minimum of approximately 182 million shares of MEMC common stock (excluding accrued but unpaid dividends), representing approximately 90% of our outstanding common stock. The preferred stock is redeemable at the option of the holders on or after November 13, 2009. Because the preferred stock earns cumulative dividends that may be payable in kind upon conversion, if TPG were not to convert any preferred stock until immediately prior to the earliest redemption date, TPG would own or have the right to acquire a maximum of approximately 364 million shares of common stock, which would represent approximately 95% of our outstanding common stock. With ownership of 90% of our outstanding common stock, TPG would be entitled to merge with MEMC and redeem shares held by existing MEMC shareholders for cash, securities or other property determined by TPG to be fair consideration, in accordance with the provision of Section 253 of the Delaware General Corporation Law, without obtaining the separate approval of our stockholders. TPG agreed in the restructuring agreement, however, not to consummate such a merger without the prior approval of a special committee of the MEMC Board of Directors.

     If Proposal 1 is not approved at the special stockholders' meeting, TPG Wafer Holdings will not be able to convert the preferred stock or exercise the warrants. TPG has agreed not to convert the preferred stock until stockholder approval is obtained. The warrants may not be exercised by their terms until after stockholder approval. In addition, if shareholder approval is not obtained, holders of the preferred stock would be paid a liquidation preference on a participating basis and, if cash dividends are paid, dividends would be paid on a participating basis, in each case as described below. Furthermore, the earnings per share for the MEMC common stock is likely to vary depending on whether the preferred stock is converted.

DESCRIPTION OF PREFERRED STOCK

General

     The Series A Cumulative Convertible Preferred Stock has been designated by our Board of Directors as a new series of preferred stock. Our restated certificate of incorporation authorizes the Board of Directors to designate one or more series out of the authorized preferred stock and to determine the relative rights and preferences of the shares within each series.

Liquidation Preference

     Upon any liquidation, dissolution or winding up of MEMC, before any distribution or payment is made to any common stockholder or the holder of any other equity security ranking junior to the preferred stock, the holders of the preferred stock will be paid a liquidation preference equal to:

     - if stockholder approval is obtained, $1,000 per share plus accrued and unpaid dividends, or

     - if stockholder approval is not obtained, the greater of

        - $1,000 per share plus accrued and unpaid dividends, and

        - the amount that would be payable if the shares of preferred stock had already been converted into shares of MEMC common stock.

     After payment of the liquidation preference, holders of the preferred stock shall not be entitled to any further participation in any distribution of assets by virtue of their ownership of the preferred stock.

     If upon any liquidation, winding up or dissolution of MEMC, our assets are insufficient to pay in full the amount due on the preferred stock, then the assets of MEMC will be distributed ratably among the holders of the preferred stock.

Dividends

     Cash dividends are cumulative at a rate of 10% per annum from the date the preferred stock was originally issued or, if shareholder approval is not obtained, and if greater, at the amount that would be payable if the shares of preferred stock had already been converted into shares of MEMC common stock. Dividends will be payable quarterly, when, as and if declared by our Board of Directors. If not declared and paid quarterly, dividends will accumulate at a rate of 12% per annum from the date of issuance and effectively will be paid in common stock upon conversion of the preferred or be paid in cash upon redemption of the preferred stock in or after 2009, a change of control of MEMC or a liquidation, dissolution or winding up of MEMC.

Ranking

     The preferred stock ranks, with respect to dividend rights and the distribution of assets upon liquidation, dissolution or winding up of MEMC, senior to our common stock. We currently have no outstanding capital stock other than the preferred stock and our common stock. Without the consent of the holders of a majority of the outstanding shares of the preferred stock, voting separately as a class, we may not issue (i) additional shares of the Series A preferred stock, (ii) any series of capital stock ranking senior to or pari passu with the preferred stock, or (iii) any class or series of capital stock that is redeemable at any time prior to the redemption of the Series A preferred stock.

Conversion

     Each share of the preferred stock will be convertible, from time to time at the option of the holder, into a number of shares of our common stock equal to $1,000 plus accrued and unpaid dividends to the conversion date, divided by an initial conversion price of $2.25.

     As stated above, TPG has agreed not to convert any shares of preferred stock until our stockholders approve the issuance of the preferred stock and the common stock issuable upon conversion of the preferred stock.

     The terms of the preferred stock include protection for the holders of the preferred stock against dilution by providing for adjustment of the conversion price in certain events including, among others, stock dividends, extraordinary cash dividends, stock subdivisions or combinations and issuances of common stock or other securities at a price, or convertible or exercisable at a price, below the then current market price of the common stock or conversion price of the preferred stock. In addition, in the event of a reverse stock split (such as the one contemplated in Proposal 2 below), the conversion price will be adjusted accordingly.

     In the event of a consolidation, merger or other business combination or recapitalization involving MEMC, and upon certain other events, which results in the holders of our common stock receiving stock or securities of another company, all per share amounts, the conversion rate and other economic terms applicable to the preferred stock will be adjusted to take into account such transaction.

Redemption

     On or after November 13, 2009, the holders may require us to redeem their shares of the preferred stock in cash at a redemption price equal to the stated value plus accrued and unpaid dividends.

Change of Control

     Upon a change of control of MEMC (as defined in the certificate of designations), holders of the preferred stock may require us to repurchase any or all shares of such preferred stock at a per share repurchase price equal to 101% of the stated value plus accrued and unpaid dividends to the date of actual payment.

Voting Rights

     Until stockholder approval, holders of the preferred stock will not have voting rights except as a class as provided by Delaware law and the certificate of designations. After stockholder approval, holders of the preferred stock will vote together with the holders of our common stock, as a single class, on all matters on which our common stockholders are entitled to vote. Each share of the preferred stock will have the number of votes equal to the number of shares of common stock then issuable upon conversion of such share of preferred stock.

     Without the consent of the holders of at least a majority of the outstanding shares of the preferred stock, we may not amend, alter or repeal the rights, preferences or privileges of the preferred stock.

Board Representation

     So long as at least $130 million in stated value of the preferred stock remains outstanding and TPG Wafer Holdings and its affiliates beneficially own greater than 50% of the preferred stock, TPG Wafer Holdings has additional rights under the terms of the preferred stock to ensure its representation on the Board of Directors, as described above.

DESCRIPTION OF WARRANTS

     The warrants will be exercisable at an exercise price of $3.00 per share of common stock. The warrants may be exercised, in whole or in part, at any time after stockholder approval is obtained until November 13, 2011. Once exercisable, the warrants may be exercised using cash, exchanging the senior subordinated secured notes equal in face value to the aggregate exercise price, by surrendering other warrants equal in warrant market price to the aggregate purchase price, or any combination of the foregoing. Until our stockholders approve the issuance of the common stock issuable upon exercise of the warrants, however, the warrants may not be exercised at all.

     The terms of the warrants include protection for the holders against dilution by providing for adjustment of the exercise price in certain events including, among others, stock dividends, extraordinary cash dividends, stock subdivisions or combinations and issuances of common stock or other securities at a price, or convertible or exercisable at a price, below the then current market price of the common stock or exercise price of the warrants. In addition, in the event of a reverse stock split (such as the one contemplated in Proposal 2, below), the exercise price will be adjusted accordingly.

     In the event of a consolidation, merger or other business combination or recapitalization involving MEMC, and upon certain other events, which results in the holders of our common stock receiving stock or securities of another company, all per share amounts, the exercise price and other economic terms applicable to the warrants will be adjusted to take into account such transaction.

     The warrants do not confer upon the holder any rights as an MEMC stockholder, including the right to vote, receive dividends, consent or receive notices as a stockholder with respect to any meeting of stockholders for the election of MEMC directors or any other matter.

     THE BOARD OF DIRECTORS (MESSRS. VON HORDE, MARREN, COULTER, CHAPUS, DANHAKL, STEVENS, BOEHLKE AND MARSH) HAS UNANIMOUSLY RECOMMENDED A VOTE "FOR" APPROVAL OF THE ISSUANCE OF THE SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK, WARRANTS AND COMMON STOCK ISSUABLE THEREUNDER.

                                   PROPOSAL 2

            AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION:
                              REVERSE STOCK SPLIT

     Effective January 2, 2002, the MEMC Board of Directors unanimously approved, declared advisable and recommended that our stockholders approve, an amendment to the company's restated certificate of incorporation authorizing a one-for-two reverse stock split of the outstanding shares of MEMC common stock to be effectuated, if at all, at such time as the Board deems advisable. If Proposal 2 is approved, the Board will have the authority to effect the one-for-two reverse stock split at any time in the future at its discretion without seeking additional shareholder approval.

     The purpose of the proposed amendment to our restated certificate of incorporation is to make additional shares of common stock available for issuance under benefit plans, upon conversion of the preferred stock and exercise of the warrants, and for other corporate purposes.

     If this Proposal 2 and Proposal 3 are not approved and Proposal 1 is approved, we will not have sufficient shares of common stock authorized under our restated certificate of incorporation to issue upon conversion of the preferred stock and exercise of the warrants. TPG will be entitled to vote in respect of Proposal 2 and a vote in favor of Proposal 2 by TPG will ensure the necessary stockholder approval of Proposal 2.

EFFECT OF REVERSE STOCK SPLIT

     Pursuant to the reverse stock split, each holder of MEMC common stock immediately prior to the effectiveness of the split will receive one share of new common stock, par value $.01 per share, for every two shares of common stock then held.

     No fractional shares of new common stock will be issued in connection with the reverse stock split. Instead, in calculating the number of shares to which a holder is entitled, the company will round up to the next whole number. Thus, holders of common stock who would otherwise be entitled to receive a fractional share of new common stock because they hold a number of shares of common stock not evenly divisible by two will receive a full share for such fractional share.

CERTIFICATE OF AMENDMENT

     The reverse stock split would become effective only upon the filing of a certificate of amendment to the restated certificate of incorporation with the Delaware Secretary of State. If the reverse stock split is approved by our stockholders, the Board of Directors intends to wait to file the certificate of amendment until such time, if at all, that the Board determines market conditions are favorable for the reverse split. Upon the effectiveness of the proposed amendment, Article Fourth of our restated certificate of incorporation would include an additional paragraph reading substantially as follows:

        (8) The Corporation hereby declares that each two (2) shares of the outstanding shares of the Corporation's Common Stock, par value $.01 per share, as of the date of filing of this Certificate of Amendment to the Restated Certificate of Incorporation, be converted and reconstituted into one share of Common Stock, par value $.01 per share. No fractional shares shall be issued upon such conversion and reconstitution. Instead the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share.

     Upon effectiveness of the certificate of amendment, the reverse stock split will occur without any further action on the part of our stockholders. The reverse stock split will occur without regard to the dates on which stock certificates are physically surrendered in exchange for certificates representing shares of new common stock that shareholders are entitled to receive as a consequence of the reverse stock split.

EXCHANGE OF STOCK CERTIFICATES

     As soon as practicable after the effectiveness of the reverse stock split, transmittal letters will be mailed to each record holder of our common stock on the date of such effectiveness. The transmittal letters will be used in forwarding existing stock certificates for surrender and exchange for new certificates representing the number of shares of new common stock that stockholders are entitled to receive as a result of the reverse stock split. The transmittal letters will be accompanied by instructions specifying other details of the exchange. Stockholders should not send in their certificates until they receive a transmittal letter.

     After the effectiveness of the reverse stock split, each certificate representing shares of existing common stock will, until surrendered and exchanged as described above, be deemed, for all corporate purposes, to evidence ownership of the whole number of shares of new common stock into which the shares evidenced by such certificate have been converted.

CONSEQUENCES OF THE REVERSE STOCK SPLIT

     With the exception of the number of issued and outstanding shares, the rights and preferences of our common stock prior and subsequent to the reverse stock split will remain the same. After the effectiveness of the reverse stock split, we do not anticipate that our financial condition, the percentage ownership of management, the number of our shareholders, or any aspect of our business would materially change as a result of the reverse stock split.

     We are presently authorized to issue a maximum of 200,000,000 shares of common stock and 50,000,000 shares of preferred stock, par value $.01 per share. If Proposal 3 is approved, we will be authorized to issue a maximum of 300,000,000 shares of common stock. As of March 31, 2002, 70,238,660 shares of common stock and 260,000 shares of preferred stock were issued and outstanding. The authorized number of shares will not change in connection with the reverse stock split. As of March 31, 2002, we have obligations to set aside approximately 137.6 million shares of common stock for issuance upon the conversion of the preferred stock and the exercise of outstanding warrants (including the warrants described in Proposal 1 above), and approximately 14.1 million shares of common stock for options and other contractual commitments. The exercise price or conversion rate of these commitments would be adjusted proportionately upon the effectiveness of the reverse stock split. Specifically, the conversion price of the preferred stock would be adjusted to $4.50 and the exercise price and number of the warrants described above would be adjusted to $6.00 and 8,333,334, respectively.

     The conversion and reconstitution of our existing common stock into the new common stock should have no material federal tax consequences to most stockholders. Nonetheless, stockholders should consult their own tax advisors as to the federal, state, local and foreign tax effects of the reverse stock split in light of their individual circumstances.

     THE BOARD OF DIRECTORS (MESSRS. VON HORDE, MARREN, COULTER, CHAPUS, DANHAKL, STEVENS, BOEHLKE AND MARSH) HAS UNANIMOUSLY RECOMMENDED A VOTE "FOR" THE AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO EFFECTUATE THE REVERSE STOCK SPLIT.

                                   PROPOSAL 3

            AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION:
                      INCREASE IN AUTHORIZED CAPITAL STOCK

BACKGROUND

     Effective May 6, 2002, the MEMC Board of Directors approved, and recommended that our stockholders approve, an amendment to the company's restated certificate of incorporation to increase the authorized number of shares of common stock, par value $0.01 per share, from 200,000,000 to 300,000,000.

     The Board of Directors has declared advisable the proposed amendment to the restated certificate of incorporation as the Board considers it in the best interests of the company to have available, without effectuating the reverse stock split described above, a sufficient number of shares of common stock to facilitate the conversion of the outstanding convertible preferred stock and exercise of the warrants issued in connection with the debt restructuring, and for possible future financings, acquisitions, stock dividends, employee benefit programs and other corporate purposes.

     If Proposal 2 and Proposal 3 are not approved and Proposal 1 is approved, we will not have sufficient shares of common stock authorized under our restated certificate of incorporation to issue upon conversion of the preferred stock and exercise of the warrants. If Proposal 3 is not approved but Proposal 1 and Proposal 2 are approved, there will be sufficient shares to issue upon conversion and exercise of the preferred stock and warrants, respectively, but only if the Board effectuates the reverse stock split. TPG will be entitled to vote in respect of Proposal 3 and a vote in favor of Proposal 3 by TPG will ensure the necessary stockholder approval of Proposal 3.

CONSEQUENCES OF APPROVAL OF ADDITIONAL AUTHORIZED COMMON STOCK

     If approved, the additional authorized shares of common stock will be available for issuance at such times and for such purposes as the Board of Directors may deem advisable without further action by the company's stockholders, except as may be required by applicable laws or regulations, including the rules of the New York Stock Exchange. For example, the additional authorized shares of common stock will be available for issuance by the Board in connection with financings, acquisitions of other companies, stock dividends, employee benefit programs or other corporate purposes. Except for the shares of common stock issuable in connection with the outstanding convertible preferred stock, warrants and options of the company, at this time the company does not have any plans or commitments to issue common stock. The Board does not intend to issue any stock except on terms or for reasons which the Board deems to be in the best interests of the company and its stockholders. Because the holders of the company's common stock do not have preemptive rights, the issuance of additional shares of common stock (other than on a pro-rata basis to all current stockholders such as pursuant to a stock dividend) would have the effect of reducing the current stockholders' proportionate interests.

     Under current New York Stock Exchange rules, stockholder approval is generally required to issue common stock, or securities convertible into or exercisable for common stock, in one or a series of related transactions, if such common stock represents 20% or more of the voting power or outstanding common stock of the company. Common stock issued for cash in a public offering, however, is excluded from this stockholder approval requirement as are shares of common stock issued for cash in a private offering at a price at least equal to both book value and market value of the common stock. New York Stock Exchange rules also require stockholder approval for an issuance of shares that would result in a change of control of the company as well as for stock issuances in connection with certain benefit plans or related party transactions.

     The Board of Directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the dividend rate, voting rights, conversion rights, conversion rates, rights and terms of redemption and other rights, preferences and restrictions of each series, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any preferred stock upon the rights of holders of the common stock until the Board of Directors determines the specific rights of the holders of such preferred stock. The effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control of the company without further action by the stockholders. Any future issuance of common stock will be subject to the rights of holders of outstanding shares of preferred stock that the company has issued and may issue in the future. The company at this time has no plans or commitments to issue any additional shares of preferred stock. Subject to the requirements of the New York Stock Exchange, preferred stock may be designated and issued from time to time without action by the company's stockholders to such persons and for such consideration and on such terms as the Board of Directors determines.

ANTI-TAKEOVER EFFECTS

     Although the proposal to increase the authorized common stock may be construed as having an anti-takeover effect, because authorized and unissued common stock could be issued for the purpose of discouraging an attempt by another person to take control of the company, neither the management of the company nor the Board of Directors views this proposal as an anti-takeover mechanism. In addition, this proposal is not part of any plan by the company to recommend a series of anti-takeover amendments to the restated certificate of incorporation and the company does not currently contemplate recommending the adoption of other amendments to its restated certificate of incorporation that could be construed to affect the ability of third parties to take over or change control of the company. The company currently has a staggered or classified board of directors. The existence of a staggered board could make it more difficult or discourage a proxy contest for assumption of control of the company if the voting power of the company's securities were such that a substantial number of shares could be voted in favor of directors other than those nominated by the company for election.

CERTIFICATE OF AMENDMENT

     If the stockholders approve the proposal, the company will cause a certificate of amendment to the company's restated certificate of incorporation to be filed with the Delaware Secretary of State. Upon the effectiveness of the proposed amendment, paragraph (1) of Article Fourth of our restated certificate of incorporation would be revised to read substantially as follows:

        (1) The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 350,000,000 shares, of which (i) 300,000,000 shares shall be common stock, par value $0.01 per share ("Common Stock"), and (ii) 50,000,000 shares shall be preferred stock, par value $0.01 per share ("Preferred Stock").

     Upon effectiveness of the certificate of amendment, the increase will be effective without any further action on the part of our stockholders.

     THE BOARD OF DIRECTORS (MESSRS. BOYCE, GAREEB, MARREN, COULTER, CHAPUS, DANHAKL, STEVENS, BOEHLKE, MARSH AND WATKINS) HAS RECOMMENDED A VOTE "FOR" THE AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK.

                                   PROPOSAL 4

                 MERGER BETWEEN MEMC AND TPG WAFER HOLDINGS LLC

     Under the Delaware General Corporation Law, we must obtain stockholder approval for a plan of merger under which the shares of common stock to be issued and issuable upon conversion or exercise of other securities to be issued equals or exceeds 20% of our outstanding common stock. Shareholder approval is required in that case even where we are to be the surviving company. There is a similar 20% rule under the listing requirements of the New York Stock Exchange (discussed above). Because the terms of the TPG Wafer Holdings merger contemplate issuances of MEMC equity securities that could equal or exceed 20% of our outstanding common stock (depending on the MEMC equity and debt then held by TPG Wafer Holdings), we are seeking stockholder approval of the merger. In the event Proposal 1 is approved at the special stockholders meeting, however, and TPG elects to convert all its preferred stock and warrants, TPG would own approximately 90% of our outstanding common stock and be entitled to merge with us without stockholder approval, in accordance with Section 253 of the Delaware General Corporation Law. TPG has agreed, however, not to consummate such a merger without the prior approval of a special committee of our Board of Directors. As with Proposals 1, 2 and 3, TPG will be entitled to vote on Proposal 4 and an approval by TPG of this proposal will ensure the necessary stockholder approval of the proposed merger.

     If Proposal 4 is not approved, and stockholder approval for the merger is required as described above, we and TPG Wafer Holdings will not be able to effect the merger. If the merger is not effected and TPG Wafer Holdings elects to be treated as a corporation for tax purposes, TPG Wafer Holdings and its members may be disadvantaged from a tax perspective on any future sale of the MEMC securities held by it because such a sale would subject TPG Wafer Holdings to tax on the gain from the sale and the members of TPG Wafer Holdings to tax on distributions made by TPG Wafer Holdings to such members.

GENERAL

     TPG Wafer Holdings was formed solely for the purposes of purchasing the debt and equity of MEMC from E.ON and engaging in the debt restructuring transactions. TPG Wafer Holdings conducts no other business. We entered into an agreement and plan of merger with TPG Wafer Holdings in connection with our debt restructuring. TPG requested that we enter into the merger agreement to enable it to distribute the MEMC securities held by TPG Wafer Holdings to its members in a tax efficient manner. The merger is not intended to have any material economic consequence for MEMC or any of its stockholders (other than TPG Wafer Holdings). It is expected that the merger will occur only in connection with such a distribution.

     Consummation of the merger is conditioned on approval of the merger agreement by our stockholders. The key elements of the merger agreement are as follows:

     - At the direction of TPG Wafer Holdings, after receipt of stockholder approval by the MEMC stockholders, TPG Wafer Holdings will merge with and into MEMC. MEMC will continue in existence as the surviving corporation.

     - As a result of the merger, the members of TPG Wafer Holdings generally will convert their membership interests in TPG Wafer Holdings into their proportionate share of the equivalent of the equity securities of MEMC held by TPG Wafer Holdings, plus common stock having a market value equal to the principal amount of the debt securities of MEMC held by TPG Wafer Holdings and the accrued but unpaid interest on such debt securities. TPG Wafer Holdings currently does not directly hold any debt of MEMC and has indicated it has no current intention to acquire debt of MEMC.

     - Effective upon completion of the merger, all of the MEMC debt and equity securities then held by TPG Wafer Holdings will be canceled.

     Certain of our executive officers have been granted membership interests in TPG Wafer Management LLC, one of the members of TPG Wafer Holdings, and thus, will indirectly receive equity securities of MEMC upon consummation of the merger. See "Interest of Certain Persons in the Merger" below.

THE MERGER

     The agreement and plan of merger provides that, subject to MEMC stockholder approval, TPG Wafer Holdings will be merged with and into MEMC at such time as TPG Wafer Holdings shall determine. MEMC will continue in existence as the surviving corporation, and the separate existence of TPG Wafer Holdings will cease. The restated certificate of incorporation and bylaws of MEMC at the time of the merger will be the certificate of incorporation and bylaws of the surviving company. In addition, the directors and officers of MEMC will be the initial directors and officers of the surviving corporation.

     The merger will become effective upon the filing of a certificate of merger with the Secretary of State of Delaware. No other state or federal regulatory requirements must be complied with in order to effectuate the merger. At the effective time, each share of MEMC common stock, share of preferred stock and warrant certificate owned by TPG Wafer Holdings will be canceled. In addition, any debt or other obligations of MEMC or any of our subsidiaries held by TPG Wafer Holdings will become assets of MEMC as a result of the merger. Also in the merger, the limited liability company membership interests of TPG Wafer Holdings will be converted into and exchanged for the following:

     - shares of common stock of MEMC equal to the number of shares of MEMC common stock then owned by TPG Wafer Holdings;

     - shares of Series A Cumulative Convertible Preferred Stock of MEMC equal to the number of shares of and having the same terms and conditions as the Series A preferred stock then owned by TPG Wafer Holdings;

     - warrants to purchase shares of common stock of MEMC equal to the number of warrants and having the same terms and conditions as the MEMC warrants then held by TPG Wafer Holdings; and

     - shares of common stock of MEMC having a fair market value equal to the total principal of and accrued but unpaid interest on any debt or other obligations of MEMC or any of our subsidiaries then held by TPG Wafer Holdings.

     Neither our stockholders nor members of TPG Wafer Holdings will have appraisal rights in connection with the merger.

INTEREST OF CERTAIN PERSONS IN THE MERGER

     In connection with the restructuring transactions, certain of our executive officers have acquired limited liability company membership interests in TPG Wafer Management, an investment limited liability company that owns a 1.5% membership interest in TPG Wafer Holdings. These membership interests are economic interests with no voting rights and represent a total of approximately 57% of the interests in TPG Wafer Management and, therefore, indirectly approximately 0.86% of the membership interests in TPG Wafer Holdings. The executive officers owning limited liability company membership interests in TPG Wafer

Management and the approximate compensation expense associated with such interests for financial accounting purposes as of May 1, 2002 are as follows:

EXECUTIVE OFFICER                                 MEMBERSHIP INTEREST   COMPENSATION EXPENSE
-----------------                                 -------------------   --------------------
Nabeel Gareeb...................................        20.000%              $  630,000
James M. Stolze.................................        14.453                  210,000
Jonathon P. Jansky..............................        14.453                  210,000
James G. Weathers...............................         4.800                   70,000
Thomas P. Stiffler..............................         1.920                   30,000
Saeed Pirooz....................................         1.280                   20,000
                                                        ------               ----------
  Total.........................................        56.906%              $1,170,000
                                                        ======               ==========

     Additional membership interests in TPG Wafer Management may be acquired by directors, executive officers, other employees and service providers of MEMC. In addition to its membership interest in TPG Wafer Holdings, TPG Wafer Management owns approximately $750,000 in principal amount of the senior secured notes and a 1.5% interest in the 55 million Euro Italian subsidiary note issued by MEMC, as well as 250,000 of the warrants. Upon consummation of the merger described above, TPG Wafer Management will receive a proportionate amount of shares of common stock, preferred stock and/or warrants of MEMC in exchange for its 1.5% membership interest in TPG Wafer Holdings. Assuming consummation of the merger on November 13, 2001, TPG Wafer Management would have received 749,399 shares of MEMC common stock and 3,900 shares of Series A Preferred Stock.

     The membership interests in TPG Wafer Management held by MEMC executive officers and employees will be treated as compensation expense for financial accounting purposes. All such interests held by MEMC executive officers and employees were acquired in 2002. We are in the process of obtaining an outside valuation of the membership interests in TPG Wafer Management. The amount of compensation expense to be recognized by MEMC for financial accounting purposes will depend on the results of this valuation and will be recognized over the applicable vesting periods (these vesting periods range from two to four years). We estimate that we will recognize total compensation expense of approximately $1.2 million over the next four years related to the membership interests in TPG Wafer Management that have been acquired by MEMC executive officers and employees. As indicated above, the actual amount of compensation expense will depend on the results of the outside valuation and the extent to which such executive officers and employees actually vest in these interests. We may recognize additional compensation expense to the extent MEMC executive officers and employees acquire additional membership interests in TPG Wafer Management in the future.

CONTACT INFORMATION

     Contact information for MEMC and for TPG Wafer Holdings is as follows:

        MEMC Electronic Materials, Inc.
        501 Pearl Drive (City of O'Fallon)
        St. Peters, MO 63376
        636/474-5000

        TPG Wafer Holdings LLC
        301 Commerce Street, Suite 3300
        Fort Worth, TX 76102
        817/871-4000

     THE BOARD OF DIRECTORS (MESSRS. VON HORDE, MARREN, COULTER, CHAPUS, DANHAKL, STEVENS, BOEHLKE AND MARSH) HAS UNANIMOUSLY RECOMMENDED A VOTE "FOR" THE MERGER BETWEEN MEMC AND TPG WAFER HOLDINGS.

                MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

                 CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
              (UNAUDITED; DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                AS REPORTED
                                        ---------------------------
                                        NOVEMBER 14     JANUARY 1
                                          THROUGH        THROUGH       PRO FORMA
                                        DECEMBER 31,   NOVEMBER 13,   ADJUSTMENTS          PRO FORMA
                                            2001           2001          2001       NOTE      2001
                                        ------------   ------------   -----------   ----   ----------
Net sales.............................   $   58,846     $  559,007     $      --           $  617,853
Cost of goods sold....................       70,577        598,764      (113,586)     2       555,755
                                         ----------     ----------     ---------           ----------
  Gross margin........................      (11,731)       (39,757)      113,586               62,098
Operating expenses:
  Marketing and administration........        7,973         61,747        (5,409)   1,2        64,311
  Research and development............        7,535         58,149       (17,097)     2        48,587
  Restructuring Costs.................        2,971         29,511            --               32,482
                                         ----------     ----------     ---------           ----------
  Operating income (loss).............      (30,210)      (189,164)      136,092              (83,282)
Nonoperating (income) expense:
  Interest expense....................        3,599         78,449       (12,041)   1,2        70,007
  Interest income.....................       (1,516)        (6,773)           --               (8,289)
  Royalty income......................         (448)        (2,978)           --               (3,426)
  Other, net..........................        4,173          1,804            --                5,977
                                         ----------     ----------     ---------           ----------
     Total nonoperating (income)
       expense........................        5,808         70,502       (12,041)              64,269
                                         ----------     ----------     ---------           ----------
     Loss before income taxes, equity
       in income (loss) of joint
       ventures and minority
       interests......................      (36,018)      (259,666)      148,133             (147,551)
Income taxes..........................        1,576        239,352        48,027      3       288,955
                                         ----------     ----------     ---------           ----------
     Loss before equity in income
       (loss) of joint ventures and
       minority interests.............      (37,594)      (499,018)      100,106             (436,506)
Equity in income (loss) of joint
  ventures............................       (2,822)           441            --               (2,381)
Minority interests....................       11,019          9,552        (7,532)     2        13,039
                                         ----------     ----------     ---------           ----------
     Net loss.........................   $  (29,397)    $ (489,025)    $  92,574           $ (425,848)
                                         ==========     ==========     =========           ==========
Cumulative preferred stock
  dividends...........................   $    4,247     $       --     $  28,385      1    $   32,632
                                         ==========     ==========     =========           ==========
Net loss allocable to common
  stockholders........................   $  (33,644)    $ (489,025)    $  64,189           $ (458,480)
                                         ==========     ==========     =========           ==========
Basic and Diluted loss per share......   $    (0.48)    $    (7.03)                   4    $    (6.59)
                                         ==========     ==========                         ==========
Weighted average shares used in
  computing basic and diluted loss per
  share...............................   69,612,900     69,612,900                    4    69,612,900
                                         ==========     ==========                         ==========

     See accompanying notes to consolidated pro forma financial statements.

              NOTES TO CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, UNLESS OTHERWISE NOTED)

     On November 13, 2001, E.ON AG and its affiliates ("E.ON") and an investor group led by Texas Pacific Group and including funds managed by Leonard Green Partners, L.P. and TCW/Crescent Mezzanine Management III LLC (collectively, "TPG") closed the transactions contemplated by their purchase agreement of September 30, 2001 (the "Purchase Agreement"). Pursuant to the Purchase Agreement, TPG Wafer Holdings LLC and its assignees purchased all of E.ON's debt in MEMC of approximately $910,000 for a purchase price of 4 dollars and all of E.ON's equity holdings in MEMC for a purchase price of 2 dollars.

     In addition, on November 13, 2001, MEMC and TPG executed an agreement with respect to the restructuring of the MEMC debt acquired by TPG from E.ON (the "Restructuring Agreement").

     As a result of these transactions, TPG now beneficially owns approximately 72% of MEMC's outstanding common stock, par value $.01 per share, and has exchanged approximately $860,000 of the previously outstanding debt owed by the company to E.ON for all of the shares of the company's newly issued Series A Cumulative Convertible Preferred Stock with a stated value of $260,000 (the "Preferred Stock"), $50,000 in principal amount of the company's newly issued senior subordinated secured notes (the "Secured Notes") and warrants to purchase 16,666,667 shares of the company's common stock (the "Warrants"). As part of these transactions, TPG also acquired a 55 million Euro term note issued by the company's Italian subsidiary (the "Italian Note"). It was originally contemplated that the Italian Note would be redocumented and retained by TPG. MEMC is currently reviewing with TPG alternatives to the originally contemplated restructuring of the Italian Note. Assuming shareholder approval is obtained for Proposal 1 in this proxy statement, TPG and its affiliates will own or have the right to acquire, through conversion of the Preferred Stock, excluding any accrued but unpaid dividends, and exercise of the warrants, a minimum of approximately 182 million shares of common stock, representing approximately 90% of the company's outstanding common stock. Because the Preferred Stock earns cumulative dividends that may be payable in kind upon conversion, if TPG were not to convert any Preferred Stock until immediately prior to the mandatory redemption date, TPG would own or have the right to acquire a maximum of approximately 364 million shares of common stock, which would represent approximately 95% of our outstanding common stock.

     The pro forma adjustments herein represent adjustments needed to reflect the impact of the above transactions from the period January 1, 2001 through November 13, 2001. The statement of operations information for the period November 14, 2001 through December 31, 2001, as reported, already reflects these transactions.

     The accompanying unaudited consolidated pro forma statement of operations of MEMC in the opinion of management includes all material adjustments directly attributable to the Purchase and Restructuring Agreements. The consolidated pro forma statement of operations reflects the operating activity of the company had the transactions occurred on January 1, 2001. This consolidated pro forma statement of operations has been prepared for comparative purposes only and does not purport to be indicative of the results of operations which actually would have resulted had the transaction occurred on the date indicated and is not necessarily indicative of the results that may be expected in the future.

     The following table summarizes the adjustments that have been made to derive the pro forma statement of operations for the year ended December 31, 2001. Each of these adjustments is explained in detail in the footnotes that follow.

                        MEMC ELECTRONIC MATERIALS, INC.

                        SUMMARY OF PRO FORMA ADJUSTMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                             (DOLLARS IN THOUSANDS)

                                                                                            TOTAL
                                                      DEBT        PUSH DOWN    INCOME     PRO FORMA
                                                  RESTRUCTURING   ACCOUNTING    TAXES    ADJUSTMENTS
                                                  -------------   ----------   -------   -----------
Cost of goods sold:
     2.(b)......................................                  $(113,586)              $(113,586)
                                                                                          =========
Marketing and administration:
     1.(e)......................................    $  2,000                              $   2,000
     2.(b)......................................                  $  (7,409)                 (7,409)
                                                                                          ---------
                                                                                          $  (5,409)
                                                                                          =========
Research and development:
     2.(b)......................................                  $ (17,097)              $ (17,097)
                                                                                          =========
Interest expense:
     1.(a)......................................    $(69,523)                             $ (69,523)
     1.(b)......................................          --                                     --
     1.(c)......................................      54,120                                 54,120
     1.(d)......................................         600                                    600
     2.(a)......................................                  $   2,762                   2,762
                                                                                          ---------
                                                                                          $ (12,041)
                                                                                          =========
Income taxes:
     3..........................................                               $48,027    $  48,027
                                                                                          =========
Minority interests:
     2.(c)......................................                  $  (7,532)              $  (7,532)
                                                                                          =========
Cumulative preferred stock dividends:
     1.(f)......................................    $ 28,385                              $  28,385
                                                                                          =========

1.  DEBT RESTRUCTURING

     In accordance with the terms of the Restructuring Agreement, on November 13, 2001, the company exchanged $860,000 of debt and related accrued interest with TPG for the Secured Notes, the Warrants and the Preferred Stock. In addition, TPG retained the Italian Note. The combined fair market value of the debt, equity securities, and the warrants was assumed to be 4 dollars, the consideration paid by TPG for the debt that was exchanged for these securities. At the same time, MEMC became obligated to reimburse TPG for certain of its acquisition related costs, a deal fee and debt commitment fees totaling $27,000 in all (collectively the "Deal Fees").

     The Secured Notes and the Italian Note with aggregate face values of $50,000 and 55 million Euro, respectively, have been recorded at their combined fair market value of approximately 2 dollars. These debt instruments will accrete up to their face values plus accrued interest over their terms of six years and less than one year, respectively.

     The Preferred Stock, with stated value of $260,000, has been recorded at its fair value of approximately 2 dollars and has been recorded in mezzanine equity because the Preferred Stock is redeemable at the option of the holder and the redemption date and amount are determinable. The Preferred Stock is redeemable at the option of the holder on the eighth anniversary of the date of issuance. Accordingly, the Preferred Stock will accrete up to its stated value over this eight-year period using the effective interest rate method. The Preferred Stock also contains an embedded beneficial conversion feature (BCF). The intrinsic value of the BCF is limited to the purchase price allocated to the Preferred Stock, or 2 dollars. This intrinsic value is being amortized as a return to preferred stockholders using the effective interest rate method.

     The warrants were recorded at their fair market value of less than 1 dollar and have been accounted for in permanent equity.

     The TPG Deal Fees have been recorded as a current liability ($27,000). The loan commitment fee component of these costs ($3,000) has been recorded as a deferred asset and will be amortized to expense over the 5 year term of the related $150,000 revolving credit facility. The remaining fees ($24,000) have been recorded as a reduction of additional paid in capital.

     Pro forma adjustments to the Consolidated Statement of Operations for the year ended December 31, 2001 have been made for the debt restructuring as follows:

     (a) Interest expense of $69,523 on the E.ON debt has been eliminated.

     (b) The stated interest rate on the Secured Notes is 8% for the first two years, and 14% thereafter. In calculating interest expense, we have assumed all interest on the Secured Notes to be payment in kind, cumulative compounding, bringing the total interest and principal due at maturity to $112,300 in November 2007. The Secured Notes accrete from approximately 1 dollar to $112,300 over six years at an effective interest rate of 377%. Using the effective interest method, interest expense on the $50,000 face value Secured Notes was calculated to be less than one thousand dollars in consolidated pro forma statement of operations.

     (c) Interest expense of $54,120 related to the 55 million Euro (USD $48,939) face value Italian Note has been recorded in the pro forma statement of operations. The interest expense includes the accretion from the fair market value at November 13, 2001 of approximately 1 dollar to the face value of $48,939 over its term of less than one year, as well as the stated interest of $5,181 on the Italian Note.

     (d) Amortization of $600 on the $3,000 deferred loan commitment fee has been included in interest expense.

     (e) In accordance with our management advisory agreement with TPG, fees of $2,000 have been included in the pro forma statement of operations as marketing and administration expense.

     (f) Undeclared cumulative dividends on the Preferred Stock have been recognized in order to derive income available to common stockholders. The cumulative dividends were calculated on a quarterly basis by multiplying the stated rate of interest (payment in kind at 12%) by the stated value of the Preferred Stock ($260,000) plus any cumulative dividends. Quarterly, the undeclared cumulative dividends have been calculated as follows: $7,800, $8,034, $8,275 and $8,523 for an annual total of $32,632. Accordingly, a pro forma adjustment of $28,385 has been made to the cumulative preferred stock dividend of $4,247 recognized in the period November 14, 2001 through December 31, 2001 to derive the annual pro forma total. The Preferred Stock accretes from approximately 1 dollar to $260,000 over eight years at an effective interest rate of 260%. Using the effective interest method, the accretion was calculated to be less than one thousand dollars in 2001. Using the effective interest rate method and assuming the Preferred Stock is not converted until its earliest mandatory redemption date, the amount of accretion that is expected to be recorded in MEMC's financial statements for each fiscal year is as follows (in 000's of US dollars):

2002......................................................  $     --
2003......................................................        --
2004......................................................         2
2005......................................................        23
2006......................................................       247
                                                            --------
Subtotal..................................................       272
Thereafter................................................   259,728
                                                            --------
Total.....................................................  $260,000

2.  PUSH DOWN ACCOUNTING

     Assuming shareholder approval is obtained for Proposal 1 described in this proxy statement, through conversion of all of the Preferred Stock into common stock, TPG's common equity ownership interest in MEMC would be between 89% to 95% depending on the timing of TPG's conversion into MEMC common stock. For the pro forma statement of operations, an ownership level of 89.4% has been assumed and TPG's nominal basis in MEMC has been "pushed down" to MEMC's financial statements. In the future, should TPG acquire a greater ownership percentage in MEMC, additional adjustments would be necessary.

     TPG's nominal basis in MEMC has been "pushed down" to the financial statements of MEMC as follows:

     - The fair market value of all assets and liabilities was estimated. To the extent the fair market value differed from book value, 89.4% of that difference was recorded as an adjustment to the carrying value of the respective asset or liability. To the extent the adjusted net carrying value of assets and liabilities exceeded the pushed down basis of TPG's investment in the company, negative goodwill was generated. The negative goodwill was then allocated to the bases of existing goodwill, other identifiable intangible assets, investments in joint ventures, and property, plant and equipment. The fair market value of assets and liabilities was determined as follows:

        - The fair market value of all current assets and liabilities approximated book value. In addition, the fair market value of certain other long term liabilities and minority interests approximated book value.

        - The fair market value of property, plant and equipment was derived by estimating depreciated replacement cost.

        - Goodwill was estimated to have no fair market value.

        - Software and other intangibles were estimated to have no fair market value.

        - The fair market value of pension and similar liabilities was determined by calculating the excess of the actuarially calculated projected benefit obligations and accumulated benefit obligations over the fair value of plan assets.

        - The fair market value of long-term customer deposits was determined by calculating the net present value of expected future payments.

     Negative goodwill was allocated, on a pro rata basis, between property, plant and equipment, and investments in joint ventures, goodwill and other intangible assets. Negative goodwill was allocated further to individual assets within property, plant and equipment using the estimated depreciated replacement cost. The process of allocating negative goodwill also created new deferred tax assets. To the extent we believed it was more likely than not that the benefit of these deferred tax assets would not be realized, a valuation allowance was established. To the extent a net deferred tax asset was recognized, it resulted in a further reduction to the new carrying amount of property, plant and equipment. As a result of this entire process, net deferred tax assets were increased by approximately $34,000, while the carrying amounts of property, plant and equipment and investments in joint ventures were reduced by approximately $983,000 and $34,000, respectively.

     Pro forma adjustments to the Consolidated Statement of Operations for the year ended December 31, 2001 have been made for push down accounting as follows:

     (a) Accretion of interest of $2,762 related to the discounting of long-term liabilities to their respective fair market values has been included in interest expense.

     (b) The process of restating the balance sheet as described above resulted in a significant write down in the value of property, plant and equipment, goodwill and other intangible assets. Accordingly, depreciation and amortization have been decreased to reflect the new basis of the underlying assets as follows:

Cost of goods sold.......................................   $113,586
Marketing and administration.............................   $  7,409
Research and development.................................   $ 17,097

     (c) As a result of the decreased depreciation and amortization in the pro forma statement of operations of our 80%-owned subsidiaries, the 20% minority interest in their earnings was adjusted by $7,532 in the pro forma consolidation.

3.  INCOME TAXES

     Income tax expense of $48,027 on the pro forma adjustments has been calculated at the statutory rate in effect during the period presented. For those pro forma adjustments affecting the accounts of entities located in foreign jurisdictions, the statutory foreign tax rates have been applied.

4.  EARNINGS PER SHARE

     Pro forma earnings per share calculation for the year ended December 31,
2001

                                                                 BASIC               DILUTED
                                                              ------------         ------------
                         Numerator:                           (IN THOUSANDS, EXCEPT SHARE DATA)
Net income..................................................   $ (425,848)          $ (425,848)
Cumulative preferred stock dividends........................       32,632(a)            32,632
                                                               ----------           ----------
Numerator for basic earnings per share......................   $ (458,480)          $ (458,480)
                                                               ----------           ----------
Denominator:
Weighted average outstanding shares.........................   69,612,900           69,612,900
Convertible preferred stock.................................           --(a)                --
Employee stock options......................................           --(a)                --
Warrants....................................................           --(a)                --
                                                               ----------           ----------
Denominator.................................................   69,612,900           69,612,900
                                                               ----------           ----------
Earnings per share..........................................   $    (6.59)          $    (6.59)
                                                               ==========           ==========

-------------------------

(a) The numerator of the calculation for basic and diluted loss per share was net loss available to common stockholders. Cumulative Preferred Stock dividends were not added back to the net loss, as the related conversion of the Preferred Stock would have been antidilutive. The denominator for this calculation was the same for both basic and diluted loss per share as the options, warrants and Preferred Stock were all antidilutive.

     Concurrent with the change of ownership, the company had 16,666,667 warrants outstanding in addition to the 2,976,180 options outstanding at December 31, 2001. If the stockholders vote in the affirmative, the Preferred Stock, excluding any accrued but unpaid dividends that may be convertible into shares of common stock, would be convertible into an additional 115,555,556 shares of common stock.

5.  CONTINGENT PERFORMANCE PURCHASE PRICE

     In accordance with the terms and conditions of the Purchase Agreement, TPG agreed to a contingent performance purchase price payment to E.ON in an aggregate amount equal to the following:

     (i)  $0 if MEMC's EBITDA for fiscal year 2002 is less than $100,000; or

     (ii) $30,000, if MEMC's EBITDA for fiscal year 2002 equals or exceeds $100,000, but is less than $150,000; or

     (iii) $75,000, if MEMC's EBITDA for fiscal year 2002 equals or exceeds $150,000, but is less than $300,000; or

     (iv) $150,000, if MEMC's EBITDA for fiscal year 2002 equals or exceeds $300,000.

     Should any such payment be made, it would be considered as additional TPG purchase price and would be pushed down to the financial statements of MEMC. MEMC would then write up the value of its assets on a pro rata basis up to but not exceeding their fair market values. Due to the uncertainty as to which level of contingent performance purchase price might be paid, if any, no pro forma adjustments have been made for this contingency.

6.  MERGER BETWEEN MEMC AND TPG WAFER HOLDINGS LLC

     Assuming proposal 4 in this proxy statement is approved, TPG Wafer Holdings LLC at its sole discretion will be able to effectuate a merger into MEMC.

     TPG Wafer Holdings LLC is a non-substantive holding company formed by TPG to effect their acquisition of equity and debt interests in MEMC. TPG Wafer Holdings LLC has no assets, liabilities, or operations separate from the interest in MEMC it holds, except for $1 in capital contributions and an approximately 40% interest in TPG Wafer Management LLC. At the date of acquisition and at December 31, 2001, TPG Wafer Holdings LLC held 49,959,970 shares of MEMC common stock, all of MEMC's 260,000 shares of Series A Cumulative Convertible Preferred Stock, and $1 in capital contributions.

     As a result of push down accounting as described in Footnote 2 above, the basis of TPG Wafer Holdings LLC in MEMC has been pushed down to the separate financial statements of MEMC. Therefore, if a merger of TPG Wafer Holdings LLC into MEMC occurs in the future, MEMC's assets and liabilities after the merger would be the same as before the merger. Accordingly, no pro forma adjustments have been made for this potential future merger.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

COMPANY OVERVIEW

     We are a leading worldwide producer of silicon wafers for the semiconductor industry. We operate manufacturing facilities owned directly in every major semiconductor manufacturing region throughout the world, including Europe, Malaysia, Japan, South Korea and the United States and through a joint venture in Taiwan. Our customers include virtually all major semiconductor device manufacturers including the world's largest foundries as well as the major memory, microprocessor and application specific integrated circuit (ASIC) manufacturers.

     We provide silicon wafers in sizes ranging from 100 millimeters (4 inch) to 300 millimeters (12 inch) and in three general categories: prime polished, epitaxial and test/monitor. Our silicon wafers are sold in each of the major semiconductor-producing regions throughout the world including Asia Pacific, Europe, Japan and North America.

     Effective September 29, 2000, we acquired an additional 40% interest in MEMC Korea Company (MKC), formerly known as POSCO Huls Company, Ltd., increasing our total ownership to 80%. As a result, as of September 30, 2000, MKC's balance sheet was consolidated with MEMC. Also, as a consequence of this transaction, MKC's operating results were consolidated with MEMC's operating results beginning in the fourth quarter of 2000.

     On November 13, 2001, an investor group led by Texas Pacific Group (TPG) purchased from E.ON AG and its affiliates (E.ON) all of E.ON's debt and equity holdings in MEMC for a nominal purchase price of six dollars. As part of the purchase agreement, E.ON agreed to provide MEMC with $37 million at the closing of the transaction. In addition, on that date TPG and MEMC restructured MEMC's debt acquired by TPG from E.ON and TPG committed to provide MEMC with a five-year $150 million revolving credit facility. The revolving credit facility with TPG has been replaced with a revolving facility from Citibank, guaranteed by TPG. TPG has exchanged previously outstanding debt of approximately $860 million for shares of our newly issued Series A Cumulative Convertible Preferred Stock with a stated value of $260 million, $50 million in principal amount of our newly issued senior subordinated secured notes and warrants to purchase 16,666,667 shares of our common stock. TPG also retained a 55 million Euro in principal amount of a note issued by our Italian subsidiary and guaranteed by MEMC. Stockholder approval is required in order for TPG to exercise certain of the voting and conversion provisions of the Series A Cumulative Convertible Preferred Stock and to exercise the warrants. Assuming stockholder approval is obtained, as a result of the debt restructuring, TPG will own or have the right to acquire, through conversion of the preferred stock, excluding any accrued but unpaid dividends, and exercise of the warrants, a minimum of approximately 182 million shares of common stock, representing approximately 90% of our outstanding common stock.

     As a result of the purchase of E.ON's equity interest by TPG and the rights possessed by TPG through its ownership of the preferred stock, we applied purchase accounting and pushed down TPG's nominal basis in MEMC to our accounting records, reflected in our consolidated financial statements subsequent to November 13, 2001. Assuming full conversion of the preferred stock, excluding any accrued but unpaid dividends, TPG would own 89.4% of MEMC's common stock.

     To revalue our assets and liabilities, we first estimated their fair market values. To the extent the fair market value differed from the book value, 89.4% of that difference was recorded as an adjustment to the carrying value of the respective asset or liability. This revaluation resulted in a net decrease to assets of approximately $800 million and a net decrease to liabilities of approximately $900 million. The allocation of the purchase price to our assets and liabilities is subject to further refinement.

     The net decrease in assets reflects the write-down of goodwill, certain intangible assets, investments in joint ventures, and property, plant and equipment to reflect TPG's nominal purchase price. We expect the write-down of property, plant and equipment, goodwill, and intangible assets to result in a reduction in our depreciation and amortization of approximately $150 million in 2002. This, in turn, will result in a significant improvement in our gross margin, as well as reduced marketing and administration and research and development expenses.

     The net decrease in liabilities reflects the write-off of the debt acquired by TPG of approximately $910 million, together with related accrued interest of approximately $20 million. The senior subordinated secured notes and the 55 million Euro Italian subsidiary note (approximately $48 million) were recorded at their combined fair market value of two dollars. These debt instruments will accrete interest up to their face values in six years and less than one year, respectively.

     The Series A Cumulative Convertible Preferred Stock (Preferred Stock), with an aggregate stated value of $260 million, was recorded at its fair value of two dollars. The Preferred Stock is redeemable at the option of the holder on or after the eighth anniversary of the date of issuance. Accordingly, the Preferred Stock will accrete up to its stated value over this eight year period.

     The warrants were recorded at their fair market value of less than one dollar.

     The following discussion compares combined information of MEMC for the year ended December 31, 2001 with that of the predecessor for the year ended December 31, 2000. The combined information consists of the sum of the financial data from January 1, 2001 through November 13, 2001 for the predecessor and from November 14, 2001 through December 31, 2001 for the successor. Our consolidated financial statements for the periods ended before November 14, 2001 (predecessor) were prepared using our historical basis of accounting. The comparability of our operating results for these periods and the periods following push down accounting is affected by the purchase accounting adjustments.

RESULTS OF OPERATIONS

--------------------------------------------------------------------------------

                       NET SALES                              2001         2000         1999
                       ---------                              ----         ----         ----
                                                                   DOLLARS IN MILLIONS
Net Sales..............................................       $618         $872         $694
Percentage Change......................................       (29)%          26%         (9)%

--------------------------------------------------------------------------------

     Our net sales decreased by 29% to $618 million in 2001 from $872 million in 2000. This decrease was primarily caused by a 24% decrease in product volumes, as well as a moderate decline in average selling prices, resulting from the weakened market conditions in the semiconductor and silicon wafer industries in 2001. This decline was across all product diameters, but especially in smaller diameters as our customers are utilizing their larger diameter fabs to realize the lowest cost per device.

     Had MKC been included in our operating results for the entire year in 2000, the year-over-year decline in net sales in 2001 would have been approximately 38%, caused primarily by a 34% decline in product volumes.

     Approximately 38% of the decline in our 2001 net sales relates to one customer, Texas Instruments Incorporated. Had MKC been included in our operating results for the entire year in 2000, approximately 27% of the decline in year-over-year net sales relates to this customer.

     In 2000, our net sales increased by 26% to $872 million from $694 million in 1999. This increase resulted from a 21% increase in product volumes, as well as modest price increases and improvements in product mix. Demand for silicon wafers increased in 2000 as the semiconductor industry expanded. Approximately 30% of our product volume increase in 2000 was a result of the consolidation of MKC's 2000 fourth quarter results with MEMC.

     Our new products represented 29% of our product volume in 2001. Large diameter and epitaxial wafers represented 70% of our product volume for 2001, compared to 58% for 2000 and 52% for 1999. In 2000, while total product volumes increased 21%, 200 millimeter product volumes grew by 41%. The consolidation of MKC accounted for 37% of this increased 200 millimeter product volume in 2000.

     We operate in all the major semiconductor-producing regions of the world, with over half of our 2001 net sales to customers located outside North America. The charts below depict our revenues by geographic area.
Geographic Area Chart

                                                    2001              2000              1999
(Dollars in Millions)                             --------          --------          --------
North America                                     $    237          $    411          $    359
Asia Pacific                                           161               150                92
Japan                                                   78               126                90
Europe                                                 142               185               153
                                                  --------          --------          --------
Total                                             $    618          $    872          $    694
                                                  ========          ========          ========

Percentage of Change                                01/00             00/99             99/98
                                                   -------           -------           -------
North America                                     $   (42)%        $      14%        $     (8)%
Asia Pacific                                            7 %               63%              28 %
Japan                                                 (38)%               40%             (24)%
Europe                                                (23)%               21%             (14)%
                                                  --------          --------          --------
Total                                             $   (29)%         $     26%         $    (9)%
                                                  ========          ========          ========



Gross Margin                                        2001              2000              1999
(Dollars in Millions)                             --------          --------          --------
Cost of Good Sold                                 $    669          $    743          $    704
Gross Margin                                           (51)              129               (10)
Gross Margin Percent                                   (8%)              15%               (1%)


Our gross margin declined to negative $51 million in 2001 compared to positive $129 million in 2000, primarily as a result of the significant decline in product volumes causing the underabsorption of manufacturing fixed costs in 2001, as well as the moderate decline in average selling prices. In response to the decreased product volumes and average selling prices, we took numerous actions to decrease our manufacturing fixed costs in 2001, including:

o closing our small diameter wafer line in Sherman, Texas, as further discussed in Restructuring Costs below;

o reducing our headcount by 2,300 employees, or 33%, from 7,000 at the end of 2000 to 4,700 at the end of 2001;

o        utilizing temporary plant shutdowns; and

o        reducing discretionary spending in all areas.

In addition, our manufacturing yields continued to improve in virtually all areas in 2001. However, because of the high fixed-cost nature of our business, we were not able to reduce our costs at the rapid pace of the decline in product volumes in 2001. Consequently, underabsorption of manufacturing fixed costs resulted in the decreased gross margin in 2001. Negative gross margin in the period November 14, 2001 to December 31, 2001 resulted from the continued decline in product volumes and average selling prices, as well as scheduled temporary plant shutdowns.

In 2000, our gross margin increased to $129 million compared to negative $10 million in 1999. This significant improvement resulted from increased product volumes and continued benefits realized from our cost reduction and manufacturing improvement programs, as well as modest increases in average selling prices. While our product volumes increased 21% in 2000 compared to 1999, our cost of sales increased only 6% compared to 1999.

Had MKC been included in our operating results for the entire year in 2000, our gross margin percent would have been 16%. This slight improvement in gross margin percent is a result of MKC's lower cost structure, coupled with the increased sales from the inclusion of MKC.

----------------------------------------------------------------------------------------------
              MARKETING AND ADMINISTRATION                      2001         2000         1999
              ----------------------------                      ----         ----         ----
                                                                     DOLLARS IN MILLIONS
Marketing and Administration.............................       $70          $69          $64
As a Percentage of Sales.................................        11%           8%           9%
----------------------------------------------------------------------------------------------

     As a result of continued controlled spending, marketing and administration expenses remained flat in 2001, despite including expenses associated with MKC as a result of its financial consolidation. Had MKC been included in our operating results for the entire year in 2000, our marketing and administration expenses would have been $7 million higher, resulting in an 8% decrease in 2001 compared to 2000.

     Marketing and administration expenses remained relatively flat in 2000 compared to 1999, despite the 26% increase in net sales and the consolidation of MKC's fourth quarter results. As a percent of sales, marketing and administration expenses decreased in 2000, from 9% to 8%.

----------------------------------------------------------------------------------------------
                RESEARCH AND DEVELOPMENT                        2001         2000         1999
                ------------------------                        ----         ----         ----
                                                                     DOLLARS IN MILLIONS
Research and Development.................................       $66          $72          $85
As a Percentage of Sales.................................        11%           8%          12%
----------------------------------------------------------------------------------------------

     Our research and development expenses decreased 8% in 2001 as compared to 2000. The decrease in reported expense was a result of continued controlled spending, as well as increased proceeds from the sale of wafers related to research and development activities not considered commercially viable, accordingly these proceeds were recorded as an offset to research and development expenses. We do not expect these types of proceeds to significantly reduce research and development expenses in future years.

     Beginning in 2002, we moved our 300 millimeter operations from a pilot line to full-scale production. Consequently, beginning in 2002, 300 millimeter revenues and associated production costs will be presented in Net Sales and Cost of Goods Sold, respectively.

     In 2000, research and development expenses declined by 15% to 8% of net sales. The decreased expenses were attributable to continued focus and spending control, coupled with increased proceeds from the sale of wafers related to research and development activities not considered commercially viable endeavors, which offset the research and development expenses. Since we provide technical assistance to MKC, MKC had no research and development expenses in 2000. Thus, research and development expenses were not impacted by the financial consolidation of MKC beginning in the 2000 fourth quarter.

----------------------------------------------------------------------------------------------
RESTRUCTURING COSTS                                             2001         2000         1999
-------------------                                             ----         ----         ----
                                                                     DOLLARS IN MILLIONS
Restructuring Costs......................................       $32           $--         $(6)
----------------------------------------------------------------------------------------------

     During the fourth quarter of 2001, we reduced our workforce by approximately 800 employees. This action was taken to balance our operating costs with the weakened product demand. We recorded total charges of $10 million related to this action in the fourth quarter of 2001. Of these charges, $1 million was non-cash related.

     During the 2001 second quarter, we decided to close our small diameter wafer line at MEMC Southwest Inc. in Sherman, Texas. This action was taken:

     - as part of our continuing efforts to focus our manufacturing facilities;
     - to improve our cost structure; and
     - to balance our production capabilities with the evolving market conditions.

     We recognized total charges of $22 million related to this action. Of these charges, $17 million was non-cash related. See Note 6 of Notes to Consolidated Financial Statements incorporated by reference herein.

------------------------------------------------------------------------------------------
      NONOPERATING (INCOME) EXPENSE AND INCOME TAXES          2001        2000        1999
      ----------------------------------------------          ----       ------       ----
                                                                  DOLLARS IN MILLIONS
Interest Expense..........................................    $ 82       $   79       $ 66
Book Value of Debt Outstanding at December 31.............     221        1,071        892
Interest Income...........................................      (8)          (5)        (2)
Royalty Income............................................      (3)         (10)        (6)
Other, Net................................................       6            1          1
Income Taxes..............................................     241          (21)       (66)
Effective Income Tax Rate.................................      NA           27%        31%
------------------------------------------------------------------------------------------

     Our interest expense increased $3 million in 2001 as a result of increased borrowings related to the acquisition and consolidation of MKC and additional debt for operating needs. Effective November 13, 2001, TPG and MEMC restructured MEMC's debt acquired by TPG from E.ON, resulting in a substantial decrease in our debt outstanding. As of December 31, 2001, the book value of our debt outstanding totaled $221 million, compared to $1,071 million at the end of 2000.

     As described in Company Overview above, as a result of the restructuring of MEMC's debt, TPG acquired a $50 million in principal amount of our newly issued senior subordinated secured notes. TPG also retained a 55 million Euro (approximately $48 million) in principal amount of a note issued by our Italian subsidiary. These notes were recorded at their combined fair market value of two dollars. The senior subordinated secured notes and the 55 million Euro Italian subsidiary note will accrete interest up to their face values in six years and less than one year, respectively.

     In 2000, our interest expense increased to $79 million as a result of an increase in our debt and higher interest rates on debt that repriced in 2000. Substantially all of the increase in debt outstanding related to the acquisition and consolidation of MKC. MKC's interest expense for the nine months ended September 30, 2000 totaled $11 million.

     Our royalty income was $3 million in 2001, as compared to $10 million in 2000. This decrease was primarily a result of the financial consolidation of MKC beginning in the 2000 fourth quarter, as well as reduced net sales and operating profit of Taisil Electronic Materials Corporation (Taisil), our 45%-owned unconsolidated joint venture in Taiwan.

     Through the end of the 2001 first quarter, we continued to project positive taxable income to be able to fully utilize available deferred tax assets and net operating loss carryforwards prior to their expiration dates. At that time, E.ON AG committed to provide us with an additional $50 million credit facility in the event we were unable to secure additional financing from third parties. We believed that our market position, product portfolio, and improving cost position, together with outside industry analysts' projected long-term silicon wafer industry growth, supported the valuation of the deferred tax assets.

     In the second quarter of 2001, we understood that E.ON was engaged in discussions with a possible purchaser of E.ON's interests in MEMC. We also understood that the discussions between E.ON and the potential purchaser would not culminate in an immediate transaction, but that negotiations were ongoing. Meanwhile, our liquidity and cash flow were being negatively impacted by our operating losses caused by excess capacity and declining prices and by increasing interest expense. At that time, we believed that cash generated from operations, together with the liquidity provided by existing cash balances and credit facilities would be sufficient to satisfy commitments for capital expenditures, repayment of current maturities of long-term debt and other cash requirements only through the third quarter of 2001.

     As a result, we reevaluated the conditions surrounding the ability to use our tax loss carryforwards and determined it appropriate to discontinue recognition of additional tax benefits from net operating loss carryforwards and to increase our valuation allowance related to deferred tax assets in the amount of $289 million. In making these determinations, we considered the deterioration in our liquidity at that time, the reduction in the trading price range of our stock, the uncertainty at that time surrounding the terms and structure of the divestiture by E.ON of its interest in MEMC and possible limitations for federal income tax purposes on our ability to use our tax loss carryforwards under IRC
Section 382.

     In the 2001 third and fourth quarters, we did not recognize additional tax benefits from net operating loss carryforwards.

     Section 382 of the IRC restricts the utilization of net operating losses and other carryover tax attributes upon the occurrence of an ownership change, as defined. Such an ownership change occurred during 2001 as a result of the acquisition by TPG, as described in Company Overview above. We believe that a significant majority of our U.S. net operating loss carryforwards will be utilized or applied to reduce tax attributes, under IRC Section 108(b), as a result of the transaction with TPG. To the extent that any U.S. or foreign net operating loss carryforwards remain, we have recognized a valuation allowance to fully offset any associated deferred tax assets. As a result, in the 2001 fourth quarter, MEMC increased its valuation allowance related to deferred tax assets in the amount of $172 million.

     Push down accounting as described in Company Overview above created differences in the bases of certain assets and liabilities for financial statement accounting and for tax accounting. These differences resulted in the recognition of a net deferred tax asset. We reviewed our total net deferred tax assets by taxable jurisdiction and recognized a valuation allowance where it was determined more likely than not that we would be unable to realize a benefit from these assets.

     In 2000, we realized an income tax benefit at the rate of 27%, as compared to 31% in 1999. The change in the rate of benefit recognized was a result of changes in the composition of worldwide taxable income and in the valuation allowance on certain deferred tax assets.

----------------------------------------------------------------------------------------------
EQUITY IN INCOME (LOSS) OF JOINT VENTURES                       2001         2000         1999
-----------------------------------------                       ----         ----         ----
                                                                     DOLLARS IN MILLIONS
Equity in Income (Loss) of Joint Ventures:
     MKC.................................................        NA           $4          $(5)
     Taisil..............................................       $(2)          11           (5)
----------------------------------------------------------------------------------------------

     As a result of the financial consolidation of MKC beginning in October 2000, equity in income of joint ventures in 2001 relates solely to Taisil. Taisil contributed a loss of $2 million in 2001, compared to $11 million in income in 2000. The decreased income is a result of the weakened conditions in the silicon wafer and semiconductor markets in 2001, causing a 24% decline in Taisil's product volumes, as well as a significant decrease in Taisil's average selling prices. During 2001, Taisil also increased its deferred tax valuation allowance related to certain net operating loss carryforwards, of which our share was approximately $3 million.

     In 2000, equity in income of joint ventures increased to $15 million, compared to a loss of $10 million in 1999. As previously stated, MKC's operating results were consolidated with MEMC beginning in the fourth quarter of 2000. For the first three quarters of 2000, MKC contributed income of $4 million to our equity in income of joint ventures, compared to a loss of $5 million for the twelve months in 1999. The improved results were primarily attributable to a significant increase in product volumes. Taisil contributed income of $11 million in 2000, compared to a loss of $5 million in 1999. Taisil's improved results were attributable to a 20% increase in product volumes and, to a lesser extent, a moderate increase in average selling prices. During 2000, Taisil also reduced its deferred tax valuation allowance related to certain net operating loss carryforwards, of which our share was approximately $3 million. MKC's and Taisil's product volumes increased in 2000 as the semiconductor industry expanded.

LIQUIDITY AND CAPITAL RESOURCES

--------------------------------------------------------------------------------------------
                                                             2001         2000         1999
                                                             ----         ----         -----
                                                                   DOLLARS IN MILLIONS
Net Cash Provided by (Used in):
     Operating Activities.............................       $(25)        $ 52         $(103)
     Investing Activities.............................        (52)         (44)          (47)
     Financing Activities.............................         94           70           164
--------------------------------------------------------------------------------------------

     The silicon wafer industry is highly capital intensive. Our capital needs depend on numerous factors, including our profitability and our investment in capital expenditures and research and development.

     As almost all semiconductors are manufactured from silicon wafers, the strength of the silicon wafer industry is highly correlated to the performance of the semiconductor industry. The semiconductor device industry historically has been a high-growth, cyclical industry. The cyclical nature of the semiconductor industry can cause wide fluctuations in our product volumes, average selling prices, operating results, and cash flows.

     At December 31, 2001, we had $107 million of cash and cash equivalents, including cash and cash equivalents of $73 million at MKC. Under Korean law, there are restrictions on MKC's ability to pay dividends and make loans, thereby limiting our access to MKC's cash.

     Our principal sources and uses of cash during 2001 were as follows:

  Sources:

        - Borrowed $81 million under debt agreements
        - Received $37 million capital contribution from E.ON AG

  Uses:

        - Used $25 million cash in operations
        - Invested $50 million in capital expenditures
        - Incurred $24 million in expenses related to the recapitalization

     Our use of $25 million of cash in operating activities in 2001, a $77 million change from the $52 million cash generated by operating activities in 2000, was primarily due to our lower operating results.

     Our accounts receivable decreased $79 million at December 31, 2001 as compared to the end of 2000. The decrease was primarily attributable to a 53% decrease in fourth quarter net sales between the two years. Our days' sales outstanding were 51 days at December 31, 2001, compared to 52 days at the end of 2000 based on annualized fourth quarter sales for the respective years.

     Our inventories decreased $44 million from the prior year to $70 million at December 31, 2001. The decrease is primarily due to lower anticipated sales in the first quarter of 2002 compared to the year-ago period and a concerted effort to manage our inventory levels, as well as to lower capitalized depreciation of approximately $12 million resulting from the lower property, plant and equipment values following push down accounting, as described in Company Overview above. Related inventory reserves for obsolescence, lower of cost or market issues, or other impairments increased to $17 million at December 31, 2001, compared to $11 million in 2000. Charges to cost of goods sold related to these inventory reserves totaled approximately $16 million in 2001. Our year-end inventories as a percentage of annualized fourth quarter net sales increased to 15% at December 31, 2001 from 11% at December 31, 2000. While we made concerted efforts to reduce our inventory levels in 2001, we were not able to reduce our inventory levels at the rapid pace of the decline in product volumes in 2001.

     Through the end of the 2001 first quarter, we continued to project positive taxable income to be able to fully utilize available deferred tax assets and net operating loss carryforwards prior to their expiration dates. At that time, E.ON AG committed to provide us with an additional $50 million credit facility in the event we were unable to secure additional financing from third parties. We believed that our market position, product portfolio, and improving cost position, together with outside industry analysts' projected long-term silicon wafer industry growth, supported the valuation of the deferred tax assets.

     In the second quarter of 2001, we understood that E.ON was engaged in discussions with a possible purchaser of E.ON's interests in MEMC. We also understood that the discussions between E.ON and the potential purchaser would not culminate in an immediate transaction, but that negotiations were ongoing. Meanwhile, our liquidity and cash flow were being negatively impacted by our operating losses caused by excess capacity and declining prices and by increasing interest expense. At that time, we believed that cash generated from operations, together with the liquidity provided by existing cash balances and credit facilities would be sufficient to satisfy commitments for capital expenditures, repayment of current maturities of long-term debt and other cash requirements only through the third quarter of 2001.

     As a result, we reevaluated the conditions surrounding the ability to use our tax loss carryforwards and determined it appropriate to discontinue recognition of additional tax benefits from net operating loss carryforwards and to increase our valuation allowance related to deferred tax assets in the amount of $289 million. In making these determinations, we considered the deterioration in our liquidity at that time, the reduction in the trading price range of our stock, the uncertainty at that time surrounding the terms and structure of the divestiture by E.ON of its interest in MEMC and possible limitations for federal income tax purposes on our ability to use our tax loss carryforwards under IRC
Section 382.

     In the 2001 third and fourth quarters, we did not recognize additional tax benefits from net operating loss carryforwards.

     Section 382 of the IRC restricts the utilization of net operating losses and other carryover tax attributes upon the occurrence of an ownership change, as defined. Such an ownership change occurred during 2001 as a result of the acquisition by TPG, as described in Company Overview above. We believe that a significant majority of our U.S. net operating loss carryforwards will be utilized or applied to reduce tax attributes, under IRC Section 108(b), as a result of the transaction with TPG. To the extent that any U.S. or foreign net operating loss carryforwards remain, we have recognized a valuation allowance to fully offset any associated deferred tax assets. As a result, in the 2001 fourth quarter, MEMC increased its valuation allowance related to deferred tax assets in the amount of $172 million.

     Push down accounting as described in Company Overview above created differences in the bases of certain assets and liabilities for financial statement accounting and for tax accounting. These differences resulted in the recognition of a net deferred tax asset. We reviewed our total net deferred tax assets by taxable jurisdiction and recognized a valuation allowance where it was determined more likely than not that we would be unable to realize a benefit from these assets.

     Our net cash used in investing activities increased $8 million in 2001 compared to 2000. In 2001, cash used in investing activities reflected slightly decreased spending on capital projects compared to 2000. In 2000, cash used in investing activities reflected cash from the consolidation of MKC in excess of the purchase price by $11 million. Our capital expenditures in 2001 were primarily related to maintenance, capabilities, and 300 millimeter development. At December 31, 2001, we had $7 million of committed capital expenditures related to various manufacturing and technology projects. We intend to tightly control capital expenditures in 2002.

     Our cash flows provided by financing activities increased to $94 million in 2001 compared to $70 million in 2000. In both 2001 and 2000, our financing was primarily through the issuance of debt.

     As part of the purchase and restructuring transactions, TPG committed to provide a five-year $150 million revolving credit facility to MEMC. That revolving credit facility has been replaced with a revolving credit facility from Citibank, guaranteed by TPG. Loans under this facility bear interest at a rate of LIBOR plus 1.5% or alternate base rate plus 0.5% per annum.

     Loans can be made under this credit facility subject to certain conditions and the following aggregate lending limitations:

     - $50 million at any time prior to January 1, 2002

     - $75 million at any time prior to April 1, 2002

     - $100 million at any time prior to July 1, 2002

     - $125 million at any time prior to October 1, 2002

     - $150 million at any time on or after October 1, 2002

     At December 31, 2001, we had drawn $30 million against this credit facility.

     The Citibank revolving credit facility and the indenture for our senior subordinated secured notes contain certain highly restrictive covenants, including covenants to maintain minimum quarterly consolidated EBITDA; minimum monthly consolidated backlog; minimum monthly consolidated revenues; maximum annual capital expenditures; and other covenants customary for revolving loans and indentures of this type and size. The minimum quarterly consolidated EBITDA covenant is negative $13.0 million, negative $10.0 million, zero, and positive $8.0 million in the first, second, third and fourth quarters of 2002, respectively. Thereafter, the minimum quarterly consolidated EBITDA covenant progressively increases to $25.0 million, $35.0 million, $44.0 million, $52.0 million and $60.0 million at the end of the last quarter of 2003, 2004, 2005, 2006 and 2007, respectively. The minimum monthly consolidated backlog covenant is 30.0 million square inches (msi) in January 2002 and progressively increases to 38.0 msi, 53.0 msi, 63.0 msi, 74.0 msi, 81.0 msi and 92.0 msi in the last month of 2002, 2003, 2004, 2005, 2006 and 2007, respectively. The minimum monthly consolidated revenues covenant is $34.0 million in January 2002 and progressively increases to $48.0 million, $56.0 million, $67.0 million, $76.0 million, $84.0 million and 92.0 million in the last month of 2002, 2003, 2004, 2005, 2006 and 2007, respectively. Finally the maximum annual capital expenditures covenant is $45.0 million and $50.0 million for 2002 and 2003, respectively, and increases to $55.0 million for each of 2004 through 2007. In the event that we were in violation of these covenants, which in our highly cyclical industry could occur in a sudden or sustained downturn, the loan commitments under the revolving credit facility may terminate and the loans and accrued interest then outstanding under the facility and the senior subordinated secured notes and related accrued interest may be due and payable immediately.

     The $150 million Citibank revolving credit facility is guaranteed by TPG. The terms of the various guaranties are shorter than the term of the revolving credit facility. Certain affiliates of Texas Pacific Group have guaranteed 60% of our obligations under the revolving credit facility. The Texas Pacific Group guaranty terminates on December 21, 2003. TCW/Crescent Mezzanine Partners III, LP. and certain of its affiliates have guaranteed 20% of our obligations under the revolving credit facility. The TCW/Crescent guaranty terminates on December 20, 2002. Finally, certain affiliates of Leonard Green & Partners, L.P. have guaranteed the remaining 20% of our obligations under the revolving credit facility. The Leonard Green guaranty terminates on December 20, 2002. In addition, each guarantor may terminate its guaranty for any reason. In the event that a guarantor terminates its guaranty, or does not renew its guaranty and in the case of a non-renewal the lenders have not received cash collateral or a replacement guaranty executed by a replacement guarantor satisfactory to the lenders, then the loan commitments under the revolving credit facility will terminate and we will be required to repay all outstanding loans and accrued interest under this facility. Likewise, if any guarantor defaults under its guaranty, then the guarantor's default will constitute an event of default under this revolving credit facility. In such event, the loan commitments under this revolving credit facility may terminate and the loans and accrued interest under the facility may be due and payable immediately.

     In any of these events, the guarantors and their affiliates have severally agreed to make new revolving credit loans available to us on terms and conditions no less favorable to us than provided in the original $150 million revolving credit facility between us and TPG. The original TPG $150 million revolving credit facility was substantially similar to the Citibank $150 million revolving credit facility except that the interest rates were 2% higher than the interest rates under the Citibank revolving credit facility. Accordingly, we could be required to pay higher interest rates on any replacement financing provided by the guarantors. In addition, the guarantors may not have sufficient funds and assets to provide this replacement financing and we may be required to obtain replacement financing from third parties. We cannot be certain that we would be able to obtain the replacement financing on a timely basis or at all.

     The $150 million Citibank revolving credit facility, the indenture for the senior subordinated secured notes and the certificate of designations for the Preferred Stock contain change in control provisions. Under these instruments, if (1) TPG's ownership interest in us is reduced below 15% (or, in the case of the indenture, 30%) of our total outstanding equity interests, (2) another person or group acquires ownership of a greater percentage of our outstanding equity than TPG, or (3) a majority of our board of directors is neither nominated by our board of directors nor appointed by directors so nominated, then:

     - our Preferred Stock becomes redeemable at the option of the holders at 101% of its stated value plus the amount, if any, of all accumulated and unpaid dividends;

     - an event of default shall be deemed to have occurred under the Citibank revolving credit facility in which event the loan commitments under this facility may terminate and the loans and accrued interest then outstanding may become immediately due and payable; and

     - the holders of the senior subordinated secured notes will have the right to require us to repurchase the notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest.

     In such event, we may not have sufficient funds to redeem the Preferred Stock, repay the outstanding loans and accrued interest under the Citibank revolving credit facility and/or repurchase the senior subordinated secured notes and we would need to seek and obtain replacement financing. We cannot be certain that we would be able to refinance these amounts.

     Under the terms of the 55 million Euro Italian subsidiary note, we are required to pay 50% of our annual net free cash flow, which is net of capital expenditures, as a mandatory principal repayment of this note. We are also required to pay 75% of any cash received from MKC through dividends, reductions or repurchases of equity, share redemptions or loans, as a mandatory principal repayment of this note.

     We maintained the following debt agreements as of December 31, 2001, assuming the $50 million senior subordinated secured notes and the 55 million Euro Italian subsidiary note (approximately $48 million) are valued at face value rather than their combined book value of two dollars:

---------------------------------------------------------------------------------------------
                                                                COMMITTED         OUTSTANDING
                                                                ---------         -----------
                                                                     DOLLARS IN MILLIONS
Long-term Debt...........................................         $346               $226
Short-term Borrowings....................................          128                 93
                                                                  ----               ----
          Total..........................................         $474               $319
---------------------------------------------------------------------------------------------

     Our weighted average cost of borrowing, excluding accretion, was 5.6% at December 31, 2001 compared to 8.5% at December 31, 2000. Our total debt to total capital ratio at December 31, 2001 was 88%, compared to 71% at December 31, 2000. The change in this ratio in 2001 is a result of our debt restructuring and the purchase accounting adjustments to push down TPG's nominal basis in MEMC, as discussed in Company Overview above.

     Our contractual obligations as of December 31, 2001 were as follows, assuming the $50 million senior subordinated secured notes, the 55 million Euro Italian subsidiary note (approximately $48 million), and the

Series A Cumulative Convertible Preferred Stock, including accrued but unpaid dividends, are valued at face value:

-----------------------------------------------------------------------------------------------------
                                                                    PAYMENTS DUE BY PERIOD
                                                          -------------------------------------------
                                                          LESS THAN                            AFTER
            CONTRACTUAL OBLIGATIONS               TOTAL    1 YEAR     2-3 YEARS   4-5 YEARS   5 YEARS
            -----------------------               -----   ---------   ---------   ---------   -------
                                                                  DOLLARS IN MILLIONS
Long-term Debt..................................  $226      $ 31         $66         $47       $ 82
Short-term Borrowings...........................    93        93          --          --         --
Series A Cumulative
  Convertible Preferred Stock...................   264        --          --          --        264
Operating Leases................................    13         7           5           1         --
Committed Capital Expenditures..................     7         7          --          --         --
                                                  ----      ----         ---         ---       ----
          Total Contractual Obligations.........  $603      $138         $71         $48       $346
-----------------------------------------------------------------------------------------------------

     Of the $603 million contractual obligations at December 31, 2001, $264 million relates to our Preferred Stock, which is redeemable at the option of the holder in or after 2009. If the holders of the Preferred Stock convert these securities to our common stock within this eight-year period, there will be no cash outlay. TPG has agreed not to convert any shares of Preferred Stock until our stockholders approve the issuance of the Preferred Stock, the related warrants and the common stock issuable upon conversion of the Preferred Stock and exercise of the warrants.

     Of the short-term borrowings and the long-term debt, approximately $89 million is owed by our Korean subsidiary, approximately $53 million of which is due within the next year. As noted above, this subsidiary had cash on hand of $73 million at December 31, 2001.

     Additionally, of the short-term borrowings, approximately $48 million relates to the 55 million Euro Italian subsidiary note retained by TPG. As part of our debt restructuring with TPG, we agreed to restructure this note on certain terms set forth in the restructuring agreement. It was originally contemplated that our Italian subsidiary would secure and deliver to TPG a senior secured note due 2031 in the principal amount of 55 million Euro, guaranteed by MEMC, bearing interest at 6% per annum (payment in kind) and secured by assets of the Italian subsidiary. We have been unable to restructure this note on the original terms contemplated in the restructuring agreement. We are currently in discussions with a commercial bank regarding the refinancing of all or a portion of this note. As described in Company Overview above, this note was recorded at its fair market value of one dollar. It will accrete interest up to its face value in less than one year.

     Excluding the Korean subsidiary debt and the Italian subsidiary note, our contractual obligations at December 31, 2001 with payment periods of less than one year total approximately $37 million. As noted above, we have $120 million available on our Citibank revolving credit facility at December 31, 2001.

     Our other commercial commitments as of December 31, 2001 were as follows:

---------------------------------------------------------------------------------------------------------
                                                            AMOUNT OF COMMITMENT EXPIRATION PER PERIOD
                                                          -----------------------------------------------
                                                            LESS THAN                              AFTER
          OTHER COMMERCIAL COMMITMENTS            TOTAL      1 YEAR       1-3 YEARS   4-5 YEARS   5 YEARS
          ----------------------------            -----   -------------   ---------   ---------   -------
                                                                    DOLLARS IN MILLIONS
Debt Guarantees to Taisil.......................   $10         $10           $--         $--        $--
                                                   ---         ---           ---         ---        ---
Total Commercial Commitments....................   $10         $10           $--         $--        $--
---------------------------------------------------------------------------------------------------------

     In January 2002, Taisil fully repaid the loans underlying these guarantees.

     We believe that we have the financial resources needed to meet business requirements for the next 12 months, including capital expenditures and working capital requirements.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements and related footnotes. In preparing these financial statements, management has made its best estimates of certain amounts included in the financial statements. However, application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. MEMC's significant accounting policies are more fully described in Note 3 of Notes to Consolidated Financial Statements herein.

Push-down Accounting

     As a result of the purchase of E.ON's equity interest in MEMC by TPG and the rights possessed by TPG through its ownership of the Preferred Stock, we applied purchase accounting and pushed down TPG's nominal basis in MEMC to our accounting records, reflected in our consolidated financial statements subsequent to November 13, 2001. Assuming full conversion of the Preferred Stock, excluding any accrued but unpaid dividends, TPG would own 89.4% of MEMC's common stock.

     To revalue our assets and liabilities, we first estimated their fair market values. To the extent the fair market value differed from the book value, 89.4% of that difference was recorded as an adjustment to the carrying value of the respective asset or liability. To the extent the adjusted net carrying value of assets and liabilities exceeded the pushed down basis of TPG's investment in MEMC, negative goodwill was generated. The negative goodwill was then allocated to the bases of existing goodwill and other identifiable intangible assets, investments in joint ventures, and property, plant and equipment.

     This revaluation resulted in a net decrease to assets of approximately $800 million and a net decrease to liabilities of approximately $900 million. The allocation of the purchase price to our assets and liabilities is subject to further refinement.

     The net decrease in assets reflects the write-down of goodwill, certain intangible assets, investments in joint ventures, and property, plant and equipment to reflect TPG's nominal purchase price. We expect the write-down of property, plant and equipment, goodwill, and intangible assets to result in a reduction in our depreciation and amortization of approximately $150 million in 2002.

     Actual results may differ from these estimates.

     The accounting for our change in majority owner and the related debt restructuring is more fully described in Note 2 of Notes to Consolidated Financial Statements incorporated by reference herein.

Inventory Reserves

     We adjust the value of our obsolete and unmarketable inventory to the estimated market value based upon assumptions of future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed of

     We review long-lived assets to assess recoverability from future operations using future net cash flows. When necessary, we record charges for impairments at the amount by which the present value of the future cash flows is less than the carrying value of the assets. Assets to be disposed of are valued at the carrying amount or at fair value, less costs to sell, if lower.

Income Taxes

     Deferred taxes arise because of different treatment between financial statement accounting and tax accounting, known as temporary differences. We record the tax effect of these temporary differences as deferred tax assets (generally items that can be used as a tax deduction or credit in future periods) and deferred tax liabilities (generally items that we received a tax deduction for, but have not yet been recorded in the statement of operations). A valuation allowance is recorded because some items recorded as deferred tax assets may not be deductible or creditable.

     We provide for U.S. income taxes on earnings of consolidated international subsidiaries that we plan to remit to the U.S. We do not provide for U.S. income taxes on the remaining earnings of these subsidiaries, as we expect to reinvest these earnings overseas or we expect the taxes to be minimal based upon available foreign tax credits.

     Section 382 of the Internal Revenue Code (IRC) restricts the utilization of net operating losses and other carryover tax attributes upon the occurrence of an ownership change. Such an ownership change occurred during 2001 as a result of the acquisition by TPG, as described in Company Overview above. We believe that a significant majority of our U.S. net operating loss carryforwards will be utilized or applied to reduce our tax attributes, under IRC Section 108(b), as a result of the transactions with TPG. To the extent that any U.S. or foreign net operating loss carryforwards remain, we have recognized a valuation allowance to fully offset any associated deferred tax assets. Accordingly, as of December 31, 2001, our net operating loss carryforwards do not carry any value in our consolidated balance sheet.

     Push down accounting as described in Company Overview above created differences in the bases of certain assets and liabilities for financial statement accounting and for tax accounting. These differences resulted in the recognition of a net deferred tax asset. We reviewed our total net deferred tax assets by taxable jurisdiction and recognized a valuation allowance where it was determined more likely than not that we would be unable to realize a benefit from these assets.

  Revenue Recognition

     We record revenue from product sales when the goods are shipped and the title passes to the customer. Our silicon wafers are made to customer specifications at plant sites that have been pre-qualified by the customer. We conduct rigorous quality control and testing procedures to ensure that the finished silicon wafers meet the customer's specifications before the product is shipped. Proceeds from the sale of wafers related to research and development activities not considered commercially viable are not included in Net Sales. Instead, these types of proceeds offset research and development expenses. Such proceeds totaled $22 million, $9 million and $2 million, respectively, in 2001, 2000 and 1999.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the provisions of SFAS No. 142, goodwill will no longer be amortized over its useful life but will be subject to impairment tests at least annually or on an interim basis whenever circumstances occur indicating the goodwill might be impaired. Intangible assets with indefinite lives will be reclassified to goodwill and will be subjected to the same impairment test as goodwill. This impairment test will involve the identification of reporting units and assigning assets (including goodwill) and liabilities to those reporting units. If a reporting unit's carrying amount exceeds its estimated fair value, a goodwill impairment would be recognized to the extent the reporting unit's carrying amount of goodwill exceeds the implied fair value of the goodwill.

     As described in Company Overview above, as a result of the purchase of E.ON's equity interest in MEMC by TPG, we applied purchase accounting and pushed down TPG's nominal basis in MEMC to our accounting records. This revaluation resulted in a significant write-down of goodwill and certain intangible assets. We expect this write-down to result in a significant reduction in our amortization in 2002.

     We will adopt SFAS No. 142 as of January 1, 2002. We continued to amortize the carrying value of the existing goodwill and intangible assets through 2001. Upon adoption of SFAS No. 142, we will reassess the classification and estimated useful lives of existing intangible assets and goodwill. We do not expect the adoption of SFAS No. 142 to have a material impact on the financial statements of the company.

     In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, effective for fiscal years beginning after June 15, 2002. SFAS No. 143 addresses financial accounting requirements for retirement obligations associated with tangible long-lived assets.

     In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, that replaces SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. The provisions of SFAS No. 144 are effective for fiscal years beginning after December 15, 2001 and, generally, are to be applied prospectively. SFAS No. 144 requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet been incurred. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction.

     We do not believe the implementation of Statements No. 142, 143 and 144 will have a material effect on our financial condition or results of operations.

MARKET RISK

     The overall objective of our financial risk management program is to reduce the potential negative earnings effects from changes in foreign exchange and interest rates arising in our business activities. We manage these financial exposures through operational means and by using various financial instruments. These practices may change as economic conditions change.

     To mitigate financial market risks of foreign currency exchange rates, we utilize currency forward contracts. We do not use derivative financial instruments for speculative or trading purposes. All of the potential changes noted below are based on sensitivity analyses performed on our financial positions at December 31, 2001 and December 31, 2000. Actual results may differ materially.

     We generally hedge transactional currency risks with currency forward contracts. Gains and losses on these foreign currency exposures are generally offset by corresponding losses and gains on the related hedging instruments, resulting in negligible net exposure to MEMC.

     Our debt obligations are primarily of a fixed-rate nature. An adverse change (defined as a 100 basis point change) in interest rates on our total debt outstanding would result in a decline in income before taxes of approximately $3 million and $11 million as of the end of 2001 and 2000, respectively.

     A substantial majority of our revenue and capital spending is transacted in U.S. Dollars. However, we do enter into these transactions in other currencies, primarily the Japanese Yen, the Italian Lira, the Euro, the Korean Won, and certain other Asian and European currencies. To protect against reductions in value and volatility of future cash flows caused by changes in foreign exchange rates, we have established transaction-based hedging programs. Our hedging programs reduce, but do not always eliminate, the impact of foreign currency exchange rate movements.

     An adverse change (defined as 20 percent in certain Asian currencies and 10 percent in all other currencies) in exchange rates would have the following effect on our results:

--------------------------------------------------------------------------------------
                                                                   2001          2000
                                                                   -----         -----
                                                                   DOLLARS IN MILLIONS
Income Before Taxes.........................................       $ --          $  2
Other Comprehensive Income..................................        (13)          (22)
--------------------------------------------------------------------------------------

     This calculation assumes that each exchange rate would change in the same direction relative to the U.S. Dollar. In addition to the direct effects of changes in exchange rates, such changes typically affect the volume of sales or the foreign currency sales price as competitors' products become more or less attractive. Our sensitivity analysis of the effects of changes in foreign currency exchange rates does not factor in a potential change in sales levels or local currency selling prices.

RISK FACTORS

     The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This annual report contains such forward-looking statements that set out anticipated results based on management's plans and assumptions. We have tried, wherever possible, to identify such statements by using words such as "anticipates," "estimates," "expects," "projects," "intends," "plans," "believes," and words and terms of similar substance in connection with any discussion of future operating or financial performance.

     Forward-looking statements in this report include those concerning:

     - the expectation that the write-down of our property, plant and equipment, goodwill, and intangible assets will result in a reduction of our depreciation and amortization of approximately $150 million in 2002 which in turn will result in a significant improvement in gross margin and a reduction in marketing and administration and research and development expenses;


     - our expectation regarding future proceeds from the sale of wafers related to research and development activities not considered commercially viable;


     - our intent to tightly control capital expenditures in 2002;

     - the impact of the implementation of SFAS Nos. 142, 143, and 144;

     - the expectation that the write-down of our goodwill and certain intangible assets will result in a significant reduction in our amortization in 2002;

     - the impact of an adverse change in interest and currency exchange rates;

     - the expectation that $4.8 million of the restructuring reserve will be paid out in the first half of 2002;

     - the adequacy and timing of the utilization of the remaining portion of our restructuring reserve;

     - the expectation that we will not pay dividends on our common stock in the foreseeable future;

     - future compensation expense related to stock options granted in January 2002 and to membership interests in TPG Wafer Management granted in 2002;

     - our belief that a significant majority of our U.S. net operating loss carryforwards will be utilized or will be applied to reduce our tax attributes under IRC section 108(b), as a result of the transactions with TPG; and

     - the expectation that expenses related to our benefit plans will be reduced in the future as a result of amendments to the benefit plans.

     We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks and uncertainties, and actual results could vary materially from those anticipated, estimated or projected. Risks and uncertainties pertaining to MEMC include, but are not limited to:

     - market demand for silicon wafers;

     - customer acceptance of our new products;

     - utilization of manufacturing capacity;

     - our ability to reduce manufacturing costs;

     - inventory levels of our customers;

     - demand for semiconductors generally;

     - changes in the pricing environment;

     - general economic conditions;

     - actions by competitors, customers, and suppliers;

     - the accuracy of our assumptions regarding the dismantling and sale of the Spartanburg facility;

     - the impact of competitive products and technologies;

     - technological changes;

     - changes in product specifications and manufacturing processes;

     - changes in financial market conditions;

     - changes in interest and currency exchange rates;

     - changes in the plans and intentions of third parties, including TPG; and

     - other risks described in our filings with the Securities and Exchange Commission, including "Risk Factors" in our Form 10-K for the year ended December 31, 2001.

     These forward-looking statements represent our estimates and assumptions only as of the date of this report. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

                        CERTAIN BENEFICIAL OWNERSHIP BY
                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table lists the beneficial ownership of MEMC common stock, our Series A Cumulative Convertible Preferred Stock and the membership interest in TPG Wafer Holdings LLC, as of March 31, 2002 by each of our directors, certain executive officers and all directors and executive officers as a group. Except as indicated below, each person has the sole power to vote and transfer his or her shares or interests.

                        NUMBER OF SHARES    PERCENTAGE OF       NUMBER OF                          PERCENTAGE INTEREST
                            OF MEMC             MEMC            SHARES OF         PERCENTAGE OF       IN TPG WAFER
                          COMMON STOCK       OUTSTANDING     PREFERRED STOCK       OUTSTANDING          HOLDINGS
        NAME           BENEFICIALLY OWNED   COMMON STOCK    BENEFICIALLY OWNED   PREFERRED STOCK   BENEFICIALLY OWNED
        ----           ------------------   -------------   ------------------   ---------------   -------------------
Robert J.
  Boehlke**..........           --             --                  --               --                    --
Richard W. Boyce**...           --             --                  --               --                    --
Jean-Marc Chapus**...  182,182,192(1)(2)     90.0%(1)(2)      260,000(1)(2)        100%(1)(2)           19.7%(2)
James G. Coulter**...  182,182,192(1)(3)     90.0%(1)(3)      260,000(1)(3)        100%(1)(3)           60.6%(3)
John G. Danhakl**....  182,182,192(1)(4)     90.0%(1)(4)      260,000(1)(4)        100%(1)(4)           19.7%(4)
C. Douglas Marsh**...           --             --                  --               --                    --
John Marren**........           --             --                  --               --                    --
William E.
  Stevens**..........           --             --                  --               --                    --
William D.
  Watkins**..........           --             --                  --               --                    --
Klaus R. von
  Horde**............      294,750(5)           *                  --               --                    --
James M. Stolze......      171,208(6)           *                  --               --                    --
John P. DeLuca.......      163,208(7)           *                  --               --                    --
Julius R. Glaser.....       65,800(8)           *                  --               --                    --
Jonathan P. Jansky...       92,750(9)           *                  --               --                    --
All directors and
  executive officers
  as a group (17
  persons)...........  183,018,949(1)-(9)    90.1%(1)-(9)     260,000(1)-(4)       100%(1)-(4)           100%(2)(3)(4)

-------------------------
 * Represents less than 1% of MEMC's outstanding common stock of March 31, 2002.

**  Director.

(1) Assumes the exercise or conversion in full of the Warrants to purchase MEMC Common Stock and the Series A Cumulative Convertible Preferred Stock. TPG Wafer Holdings LLC ("TPG Wafer Holdings") directly holds 49,959,970 shares of MEMC Common Stock and 260,000 shares of Series A Preferred Stock, convertible into 115,555,555 shares of MEMC Common Stock (excluding accrued but unpaid dividends that may be convertible into shares of MEMC Common Stock) assuming shareholder approval. TPG Wafer Partners LLC ("Wafer Partners"), TPG Wafer Management LLC ("Wafer Management"), Green Equity Investors III, L.P. ("GEI"), Green Equity Investors Side III, L.P. ("GEI Side"), TCW/Crescent Mezzanine Partners III, L.P. ("TCW Partners"), TCW/Crescent Mezzanine Trust III ("TCW Trust") and TCW/Crescent Mezzanine Partners III Netherlands, L.P. ("TCW Netherlands") collectively hold 16,666,667 Warrants.

(2) TCW Partners, TCW Trust and TCW Netherlands collectively hold a 19.7% membership interest in TPG Wafer Holdings. Jean-Marc Chapus is an officer and director of TCW Asset Management Company and is affiliated with other TCW entities. Mr. Chapus is also a limited partner of TCW Partners. Mr. Chapus may be deemed to have investment powers and beneficial ownership with respect to the equity securities held by TCW Partners, TCW Trust and TCW Netherlands.

(3) Wafer Partners and Wafer Management collectively hold a 60.6% membership interest in TPG Wafer Holdings. James G. Coulter is a director, officer and stockholder of TPG Advisors III, Inc. ("TPG

Advisors III"), which is the general partner of TPG GenPar III, L.P., which in turn is the sole general partner of each of TPG Partners III, L.P. ("Partners III"), TPG Parallel III, L.P. ("Parallel III"), TPG Investors III, L.P.
     ("Investors III"), FOF Partners III, L.P. ("FOF"), FOF Partners III-B, L.P. ("FOF B") and the sole member of TPG GenPar Dutch, L.L.C., which is the general partner of TPG Dutch Parallel III, C.V. ("Dutch Parallel III"). Mr. Coulter is also a director, officer and stockholder of T(3) Advisors, Inc. ("T(3) Advisors"), which is the general partner of T(3) GenPar, L.P., which in turn is the sole general partner of each of T(3) Partners, L.P. ("T(3) Partners"), T(3) Parallel, L.P. ("T(3) Parallel"), T(3) Investors, L.P. ("T(3) Investors") and the sole member of T(3) GenPar Dutch, L.L.C., which is the general partner of T(3) Dutch Parallel C.V. ("T(3) Dutch"). In addition, Mr. Coulter is a director, officer and stockholder of T(3) Advisors II, Inc., which is the general partner of T(3) GenPar II, L.P., which in turn is the sole general partner of each of T(3) Partners II, L.P. ("T(3) Partners II") and T(3) Parallel II, L.P. ("T(3) Parallel II"). Partners III, Parallel III, Investors III, FOF, FOF B, Dutch Parallel III, T(3) Partners, T(3) Parallel, T(3) Investors, T(3) Dutch, T(3) Partners II and T(3) Parallel II (collectively, the "TPG Funds") are members of Wafer Partners, which in turn is a member of TPG Wafer Holdings, and also the managing member of Wafer Management. TPG Advisors III, T(3) Advisors and T(3) Advisors II and the TPG Funds may be deemed, pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to beneficially own all of the securities held by Wafer Holdings and Wafer Partners. Mr. Coulter, by virtue of his positions with TPG Advisors III, T(3) Advisors and T(3) Advisors II, may be deemed to have investment powers and beneficial ownership with respect to the equity securities held by Wafer Holdings and Wafer Partners.

(4) Green Equity Investors III, L.P. ("GEI") and Green Equity Investors Side III, L.P. collectively hold a 19.7% membership interest in TPG Wafer Holdings. John G. Danhakl is a member and manager of GEI Capital III, L.L.C. ("GEI Capital"), which is the general partner of GEI and GEI Side. Mr. Danhakl is also a Vice President of LGP Management, Inc. ("LGPM"), the general partner of Leonard Green & Partners, L.P. ("LGP"), which is an affiliate of GEI Capital and the management company of GEI and GEI Side. GEI Capital, GPM and LGP may be deemed pursuant to Rule 13d-3 under the Exchange Act, to beneficially own all of the securities held by GEI and GEI Side. Mr. Danhakl, by virtue of his positions with GEI Capital and LGPM, may be deemed to have investment powers and beneficial ownership with respect to the equity securities held by GEI and GEI Side.

(5) All of these shares may be acquired by the holder within 60 days of March 31, 2002.

(6) Includes 136,704 shares that may be acquired within 60 days of March 31, 2002 and 8,000 shares as to which his spouse has shared voting and investment power.

(7) Includes 146,704 shares that may be acquired within 60 days of March 31, 2002 (including shares that may be acquired pursuant to the exercise of options that vested on January 31, 2002, the effective date of Dr. DeLuca's announced retirement from MEMC).

(8) Includes 65,800 shares that may be acquired within 60 days of March 31, 2002 (including shares that may be acquired by Mr. Glaser pursuant to the exercise of options that vested on February 28, 2002, the effective date of Mr. Glaser's termination of employment from MEMC).

(9) Includes 90,550 shares that may be acquired within 60 days of March 31, 2002 and 2,200 shares as to which his spouse has shared voting and investment power.

                      OWNERSHIP OF MEMC EQUITY SECURITIES
                          BY CERTAIN BENEFICIAL OWNERS

     The following table lists the persons known by us to beneficially own 5% or more of our common stock and 5% or more of our Series A Cumulative Convertible Preferred Stock, each as of March 31, 2002. The final column in the following table lists the amount of shares of MEMC common stock and Series A Preferred Stock the members of TPG Wafer Holdings would have received assuming consummation of the proposed merger between TPG Wafer Holdings and MEMC on November 13, 2001.

                                                                                                  EQUITY SECURITIES
                                              AMOUNT AND                TITLE        PERCENT          RECEIVED
                                               NATURE OF                 OF            OF          ASSUMING MERGER
NAME AND ADDRESS OF BENEFICIAL OWNER     BENEFICIAL OWNERSHIP           CLASS         CLASS        AS OF 11/13/01
------------------------------------     --------------------           -----        -------      -----------------
TPG Wafer Holdings LLC...........          182,182,192(1)(2)             Common        90%(1)                 --
301 Commerce Street                            260,000(1)(2)          Preferred       100%
Suite 3300
Fort Worth, TX 76102

TPG Wafer Partners LLC...........          182,182,192(1)(2)(3)          Common        90%(1)         29,526,342
301 Commerce Street                            260,000(1)(2)(3)       Preferred       100%               153,660
Suite 3300
Fort Worth, TX 76102

TPG Wafer Management LLC.........          182,182,192(1)(2)(3)          Common        90%(1)            749,399
301 Commerce Street                            260,000(1)(2)(3)       Preferred       100%                 3,900
Suite 3300
Fort Worth, TX 76102

TPG Advisors III, Inc............          182,182,192(1)(4)             Common        90%(1)                 --
301 Commerce Street                            260,000(1)(4)          Preferred       100%
Suite 3300
Fort Worth, TX 76102
T(3) Advisors, Inc. .............          182,182,192(1)(4)             Common        90%(1)                 --
301 Commerce Street                            260,000(1)(4)          Preferred       100%
Suite 3300
Fort Worth, TX 76102

T(3) Advisors II, Inc............          182,182,192(1)(4)             Common        90%(1)                 --
301 Commerce Street                            260,000(1)(4)          Preferred       100%
Suite 3300
Fort Worth, TX 76102

Green Equity Investors III, L.P....        182,182,192(1)(2)(3)          Common        90%(1)          9,768,772
11111 Santa Monica Blvd.                       260,000(1)(2)(3)       Preferred       100%                50,838
Suite 2000
Los Angeles, CA 90025

Green Equity Investors Side III,
  L.P............................          182,182,192(1)(2)(3)          Common        90%(1)             73,341
11111 Santa Monica Blvd.                       260,000(1)(2)(3)       Preferred       100%                   381
Suite 2000
Los Angeles, CA 90025

GEI Capital III, L.L.C. .........          182,182,192(1)                Common        90%(1)                 --
11111 Santa Monica Blvd.                       260,000(1)             Preferred       100%
Suite 2000
Los Angeles, CA 90025

                                                                                                  EQUITY SECURITIES
                                              AMOUNT AND                TITLE        PERCENT          RECEIVED
                                               NATURE OF                 OF            OF          ASSUMING MERGER
NAME AND ADDRESS OF BENEFICIAL OWNER     BENEFICIAL OWNERSHIP           CLASS         CLASS        AS OF 11/13/01
------------------------------------     --------------------           -----        -------      -----------------
LGP Management, Inc. ............          182,182,192(1)(5)             Common        90%(1)                 --
11111 Santa Monica Blvd.                       260,000(1)(5)          Preferred       100%
Suite 2000
Los Angeles, CA 90025

Leonard Green & Partners, L.P. ..          182,182,192(1)(5)             Common        90%(1)                 --
11111 Santa Monica Blvd.                       260,000(1)(5)          Preferred       100%
Suite 2000
Los Angeles, CA 90025

TCW/Crescent Mezzanine Partners III,
  L.P. ..........................       182,182,192(1)(2)(3)(6)          Common        90%(1)          8,224,710
11100 Santa Monica Blvd.                    260,000(1)(2)(3)(6)       Preferred       100%                42,802
Suite 2000
Los Angeles, CA 90025

TCW/Crescent Mezzanine Trust III...     182,182,192(1)(2)(3)(6)          Common        90%(1)          1,281,373
11100 Santa Monica Blvd.                    260,000(1)(2)(3)(6)       Preferred       100%                 6,668
Suite 2000
Los Angeles, CA 90025

TCW/Crescent Mezzanine Partners III
  Netherlands, L.P.  ............       182,182,192(1)(2)(3)(6)          Common        90%(1)            336,030
11100 Santa Monica Blvd.                    260,000(1)(2)(3)(6)       Preferred       100%                 1,748
Suite 2000
Los Angeles, CA 90025

State of Wisconsin Investment
  Board..........................            6,147,000(7)                Common       8.8%                    --
P.O. Box 7842
Madison, WI 53707

-------------------------
(1) Based on information contained in a Schedule 13D jointly filed with the Securities and Exchange Commission by TPG Wafer Holdings LLC ("TPG Wafer Holdings"), TPG Wafer Partners LLC ("TPG Wafer Partners"), TPG Advisors III, Inc., T(3) Advisors, Inc., T(3) Advisors II, Inc., Green Equity Investors III, L.P., Green Equity Investors Side III, L.P., GEI Capital III, L.L.C., LGP Management, Inc., Leonard Green & Partners, L.P., TCW/Crescent Mezzanine Partners III, L.P., TCW/Crescent Mezzanine Trust III, The TCW Group, Inc., TCW Asset Management Company and TCW/Crescent Mezzanine III, LLC (the "Joint Filers") on November 23, 2001 and Amendment No. 1 to such Schedule 13D filed by the Joint Filers and TCW/Crescent Mezzanine Partners III Netherlands, L.P. on January 31, 2002. Assumes the exercise or conversion in full of the warrants and Series A preferred stock issued pursuant to the restructuring agreement. TPG Wafer Holdings is the record owner of 49,959,970 shares of common stock. The reporting persons have shared voting power and investment power over all 182,182,192 shares.

(2) These entities have entered into the Amended and Restated LLC Operating Agreement of TPG Wafer Holdings, dated as of November 13, 2001 and as amended on January 25, 2002, which provides that TPG Wafer Partners shall be the managing member of TPG Wafer Holdings and conduct the business and affairs of TPG Wafer Holdings. This includes voting of the equity securities that TPG Wafer Holdings holds except as set forth herein and in footnote (3) to this table. These entities have also entered into a Members' Agreement, dated as of November 13, 2001 and as amended on January 25, 2002, providing for, among other things, an agreement by TPG Wafer Partners not to cause TPG Wafer Holdings to vote its shares of common stock without the prior written consent of the other parties to the LLC Operating Agreement on certain matters. The Members' Agreement also provides that TCW/Crescent Mezzanine Partners III, L.P., TCW/Crescent Mezzanine Trust III and TCW/Crescent Mezzanine Partners III Netherlands, L.P. may nominate one individual to our Board of Directors, Green Equity Investors III, L.P. and Green Equity Investors Side III, L.P. may nominate one individual to our Board, and TPG Wafer Partners agrees to cause TPG Wafer Holdings to vote its shares of common stock in favor of the election of such individuals as our directors.

(3) These entities (each a guarantor) have entered into an Intercreditor Agreement, dated as of December 21, 2001, providing for, among other things, the assignment of any participation interests in the note of our Italian subsidiary, the notes and the warrants issued pursuant to the restructuring agreement held by any guarantor to the other non-defaulting guarantors pro rata in the event of certain defaults of such guarantor under their guarantees to the revolving credit agreement; TPG Wafer Partners' right of first offer to any participation interests in the note of our Italian subsidiary, the notes or the warrants that any guarantor wishes to transfer; the guarantors' tag-along rights to any transfer by TPG Wafer Partners or its affiliates of the note of our Italian subsidiary, the notes or the warrants; and TPG Wafer Partners' rights to cause the holders of participation interests in the notes of our Italian subsidiary, the notes or the warrants to sell such securities if TPG Wafer Partners wishes to sell its securities.

(4) David Bonderman, James G. Coulter and William S. Price, III are directors, officers and the sole stockholders of TPG Advisors III, Inc. ("TPG Advisors III"), which is the general partner of TPG GenPar III, L.P., which in turn is the sole general partner of each of TPG Partners III, L.P. ("Partners III"), TPG Parallel III, L.P. ("Parallel III"), TPG Investors III, L.P. ("Investors III"), FOF Partners III, L.P. ("FOF") and FOF Partners III-B, L.P. ("FOF B") and the sole member of TPG GenPar Dutch, L.L.C., which is the general partner of TPG Dutch Parallel III, C.V. ("Dutch Parallel III"). Mr. Bonderman, Mr. Coulter and Mr. Price are also directors, officers and the sole stockholders of T(3) Advisors, Inc. ("T(3) Advisors"), which is the general partner of T(3) GenPar, L.P., which in turn is the sole general partner of each of T(3) Partners, L.P. ("T(3) Partners"), T(3) Parallel, L.P. ("T(3) Parallel") and T(3) Investors, L.P. ("T(3) Investors") and the managing member of T(3) GenPar Dutch, L.L.C., which is the general partner of T(3) Dutch Parallel C.V. ("T(3) Dutch"). In addition, Mr. Bonderman, Mr. Coulter and Mr. Price are also directors, officers and the sole stockholders of T(3) Advisors II, Inc. ("T(3) Advisors II"), which is the general partner of T(3) GenPar II, L.P., which in turn is the sole general partner of each of T(3) Partners II, L.P. ("T(3) Partners II") and T(3) Parallel II, L.P. ("T(3) Parallel II"). Partners III, Parallel III, Investors III, FOF, FOF B, Dutch Parallel III, T(3) Partners, T(3) Parallel, T(3) Investors, T(3) Dutch, T(3) Partners II and T(3) Parallel II (collectively, the "TPG Funds") are members of TPG Wafer Partners, which in turn is a member of TPG Wafer Holdings, and also the managing member of TPG Wafer Management LLC. TPG Wafer Holdings directly holds the 49,959,970 shares of MEMC common stock and 260,000 shares of Series A Cumulative Convertible Preferred Stock and an approximately 60% interest (as of March 31, 2002) in TPG Wafer Management. TPG Wafer Partners directly holds 9,850,001 Warrants to purchase MEMC common stock ("Warrants") and TPG Wafer Management directly holds 250,000 Warrants. TPG Advisors III, T(3) Advisors and T(3) Advisors II may be deemed, pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to beneficially own all of the securities held by TPG Wafer Holdings and TPG Wafer Partners. Mr. Bonderman, Mr. Coulter and Mr. Price, by virtue of their positions with TPG Advisors III, T(3) Advisors, and T(3) Advisors II, may be deemed to have investment powers and beneficial ownership with respect to the equity securities held by TPG Wafer Holdings and Wafer Partners. Each of Mr. Bonderman, Mr. Coulter and Mr. Price disclaims beneficial ownership of such securities.

(5) LGP Management, Inc. ("LGPM") is the general partner of Leonard Green & Partners, L.P. ("LGP"), which is an affiliate of GEI Capital III, L.L.C. ("GEI Capital" and, together with LGPM and LGP, the "LGP Controlling Persons"), which is the general partner of Green Equity Investors III, L.P. ("GEI") and Green Equity Investors Side III, L.P. ("GEI Side"). GEI and GEI Side, in the aggregate, own 19.7% of the membership interests in TPG Wafer Holdings. TPG Wafer Holdings directly holds

49,959,970 shares of MEMC common stock and 260,000 shares of Series A Cumulative Convertible Preferred Stock. GEI directly holds 3,258,872 Warrants and GEI Side directly holds 24,461 Warrants. LGPM, LGP and GEI Capital may be deemed, pursuant to Rule 13d-3 under the Exchange Act to share beneficial ownership of the securities held by TPG Wafer Holdings, and to beneficially own the Warrants held by GEI and GEI Side. Leonard I. Green, Jonathan D. Sokoloff, John G. Danhakl, Peter J. Nolan, Jonathan A. Seiffer and John M. Baumer, either directly (whether through ownership interest or position) or through one or more intermediaries, may be deemed to control the LGP Controlling Persons. By virtue of their positions with the LGP Controlling Persons, Messrs. Green, Sokoloff, Danhakl, Nolan, Seiffer and Baumer may be deemed to share beneficial ownership of the securities held by TPG Wafer Holdings and to have investment power and beneficial ownership with respect to the Warrants held by GEI and GEI Side. However, each such individual disclaims beneficial ownership of such securities. Messr. Danhakl is a director of the Company.

(6) TCW/Crescent Mezzanine III, LLC ("MEZZANINE LLC"), a Delaware limited liability company, is the General Partner of TCW/Crescent Mezzanine Partners III, L.P. ("TCW Partners") and TCW/ Crescent Mezzanine Partners III Netherlands, L.P. ("TCW Netherlands") and the Managing Owner of TCW/Crescent Mezzanine Trust III ("TCW Trust" and, collectively, the "TCW Funds"). TCW/ Crescent Mezzanine Management III, LLC ("Mezz Mgmt III") is the Investment Advisor of the TCW Funds, and has delegated all investment and voting discretion with respect to the securities owned by the TCW Funds to TCW Asset Management Company, a California corporation and registered investment advisor ("TAMCO"), as Sub-Advisor. As a result, Mezz Mgmt III disclaims beneficial ownership of these securities. TCW (Mezzanine III), L.P. ("Mezz III LP"), a Delaware limited partnership, is a member of MEZZANINE LLC who may be deemed to control MEZZANINE LLC. TAMCO is the Sub-Advisor to the TCW Funds and the General Partner of Mezz III LP. TAMCO is wholly owned by The TCW Group, Inc., a Nevada corporation ("TCWG"). TCWG, together with its direct and indirect subsidiaries, collectively constitute The TCW Group, Inc. business unit (the "TCW Business Unit"). The TCW Business Unit is primarily engaged in the provision of investment management services. The ultimate parent company of TCWG is Societe Generale, S.A., a company incorporated under the laws of France ("SG"). The principal business of SG is acting as a holding company for a global financial services group, which includes certain distinct specialized business units that are independently operated, including the TCW Business Unit. SG, for purposes of the federal securities laws, may be deemed ultimately to control TCWG and the TCW Business Unit. SG, its executive officers and directors, and its direct and indirect subsidiaries (including all of its business units except the TCW Business Unit), may beneficially own securities of the Company and such securities are not reported in this Table. In accordance with Exchange Act Release No. 34-39538 (January 12, 1998) and due to the separate management and independent operation of its business units, SG disclaims beneficial ownership of securities of the Issuer beneficially owned by the TCW Business Unit. Each member of the TCW Business Unit disclaims beneficial ownership of securities of the Issuer beneficially owned by SG and any of SG's other business units. TCW Partners, TCW Trust and TCW Netherlands, in the aggregate, own 19.7% of the membership interests in TPG Wafer Holdings and 3,065,630 warrants exercisable for MEMC common stock. TPG Wafer Holdings directly holds 49,959,970 shares of MEMC common stock and 260,000 shares of Series A Cumulative Convertible Preferred Stock.

(7) Based on information contained in Amendment No. 4 to Schedule 13G filed with the Securities and Exchange Commission by The State of Wisconsin Investment Board on February 12, 2002. The State of Wisconsin Investment Board has sole voting and investment power over all 6,147,000 shares.

                 STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING


     As previously disclosed to our stockholders, stockholder proposals intended to be presented at our 2002 Annual Stockholders' Meeting originally must have been received by us by November 26, 2001 for inclusion in our proxy statement and form of proxy card for that meeting. On June 4, 2002, we announced that we have scheduled our 2002 Annual Stockholders' Meeting for July 25, 2002, which is more than thirty days later than the anniversary of the 2001 meeting. Stockholders who desire to submit a proposal for the 2002 meeting should submit such proposal promptly.



     In order for a stockholder to nominate a candidate for director for election at an annual stockholders' meeting, under our restated certificate of incorporation, we must receive timely notice of the nomination in advance of the meeting. Such notice must be given not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual stockholders' meeting; except in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary, and in such case, we must receive notice not later than ten days following our announcement of the date of the annual meeting. The stockholder filing a notice of nomination must include information about the nominee, such as name, address, occupation and shares held.



     In order for a stockholder to bring other business before an annual stockholders' meeting, we must receive timely notice in advance of the meeting. Such notice must be given not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual stockholders' meeting; except in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary, and in such case, we must receive notice not later than ten days following our announcement of the date of the annual meeting. The notice must include a description of the proposed business, the reasons therefor, and other specified matters. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement, form of proxy card and/or annual stockholders' meeting agenda under regulations governing the solicitation of proxies. The above time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority.


     In each case, the notice must be given to our Secretary, whose address is 501 Pearl Drive (City of O'Fallon), P.O. Box 8, St. Peters, Missouri 63376.

     Any stockholder desiring a copy of our restated certificate of incorporation or by-laws will be furnished a copy without charge upon written request to our Secretary.

                           INCORPORATION BY REFERENCE


     The Securities and Exchange Commission allows us to "incorporate by reference" the information we provide in documents filed with the SEC, which means that we can disclose important information by referring to those documents. The information incorporated by reference is an important part of this proxy statement. We are incorporating by reference our selected financial data included in Item 6 on page 19 and our consolidated financial statements included in Item 8 on page 19 of Amendment No. 3 to our annual report on Form 10-K for the fiscal year ended December 31, 2001 and pages F-1 and F-18 through F-45 and the back cover of our 2001 annual report to shareholders included in
Exhibit 13 to Amendment No. 3 to the Form 10-K, which has been filed with the SEC.


     We are also incorporating by reference the following documents:

        - Annual Report on Form 10-K, as amended on Form 10-K/A, for the fiscal year ended December 31, 2001

        - Current Report on Form 8-K filed on January 14, 2002


        - Current Report on Form 8-K filed on June 4, 2002

     We may file additional documents with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting. Any such documents will also be deemed to be incorporated by reference into this proxy statement.

     You may get copies of any of the incorporated documents at no charge to you by writing or calling Janine Orf, Director, Investor Relations, MEMC Electronic Materials, Inc., 501 Pearl Drive (City of O'Fallon), St. Peters, Missouri 63376 (telephone 636/474-5443). In addition, you may read and copy these filings and any other reports or other information that we file at the SEC's public reference room in Washington D.C. at 450 Fifth Street, N.W. You can request copies of these documents by writing to the SEC and paying a duplicating charge. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms in other cities. The SEC makes our filings available to the public on its Internet web site (http://www.sec.gov). In addition, you may inspect such reports and other information at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                                 OTHER MATTERS


     The Board of Directors knows of no other matters to be presented for consideration at the special stockholders' meeting.

June 10, 2002

                                    ANNEX A

                                   OPINION OF
                         HOULIHAN LOKEY HOWARD & ZUKIN
                               FINANCIAL ADVISORS

November 5, 2001


To The Special Committee
  of The Board of Directors
  MEMC Electronic Materials, Inc.

Dear Members of the Special Committee:

     We understand that E.ON AG ("E.ON" or the "Parent") and Texas Pacific Group ("TPG" or the "Buyer") have entered into an agreement (the "Purchase Agreement") that will result in the sale (the "Sale") of E.ON's investment in MEMC Electronic Materials, Inc. ("MEMC" or the "Company") to TPG in a two step transaction that consists of (i) the purchase by TPG of MEMC's approximate $900 million face value of debt outstanding ("Intercompany Debt") held by the Parent; and (ii) the purchase by TPG of E.ON's 71.8% ownership of MEMC's common stock ("Common Stock"). As a precondition to the Sale, TPG and the Company must agree on the terms of a recapitalization (the "Recapitalization") under which all of the Intercompany Debt purchased by TPG will be converted or exchanged into new securities of MEMC.

     The Recapitalization and other related transactions are referred to collectively herein as the "Transaction". The Company has formed a special committee of the board of directors (the "Special Committee") to consider certain matters relating to the Transaction.

     The Special Committee has requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

     In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

        1. reviewed the Company's annual reports to shareholders on Form 10-K for the three fiscal years ended December 31, 2000 and quarterly reports on Form 10-Q for the two quarters ended June 30, 2001, and Company-prepared draft interim financial statements for the period ended September 30, 2001, which the Company's management has identified as being the most current financial statements available;

        2. reviewed copies of the following agreements:

           i. Purchase Agreement between E.ON, its subsidiaries and TPG dated September 30, 2001;

           ii. Agreement and Plan of Merger by and between TPG Wafer Holdings LLC and MEMC Electronic Materials, Inc., draft distributed November 2, 2001;

           iii. Indenture for $50 million Senior Subordinated Secured Notes due 2007 of MEMC Electronic Materials, Inc., draft distributed November 2, 2001;

           iv. Revolving Credit Agreement among MEMC Electronic Materials, Inc. as borrower, the Lenders Party Thereto, and
                [                    ] as Administrative Agent, draft dated
                November 2, 2001;

           v. Restructuring Agreement among TPG Wafer Holdings LLC and MEMC Electronic Materials, Inc., draft distributed November 2, 2001;

           vi. Registration Rights Agreement among MEMC Electronic Materials, Inc. and TPG Wafer Holdings LLC, draft distributed November 2, 2001;

           vii. Certificate of Designations of Series A Cumulative Convertible Preferred Stock of MEMC Electronic Materials, Inc., draft distributed November 2, 2001;

           viii. Warrants Certificate of MEMC Electronic Materials, Inc., draft distributed November 2, 2001;

           ix. Summary of terms for E55 million Promissory Note due 2031 of MEMC Electronic Materials SpA, distributed November 2, 2001;

           x. Management Advisory Agreement between MEMC and TPG, draft dated October 31, 2001.

        3. reviewed the terms of the Company's debt outstanding to E.ON and its subsidiaries VEBA AG and the Fidelia Corporation along with debt owed to various third party lenders;

        4. reviewed the joint venture agreements between MEMC and its joint venture partners for each of MEMC's subsidiaries;

        5. met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company, and met with representatives of the Company's independent accounting firm and counsel to discuss certain matters;


        6. visited the Company's headquarters and certain facilities in St. Peters, Missouri;


        7. reviewed forecasts and projections prepared by the Company's management with respect to the Company for the years ended December 31, 2001 through 2002;

        8. reviewed the historical market prices and trading volume for the Company's publicly traded securities; and

        9. conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us. Subject to the foregoing, we advise the recipients of this Opinion (other than the Company and its affiliates) that nothing has come to the attention of our personnel working on this engagement in the course thereof that has caused us to believe that it was unreasonable for us to utilize and rely upon the financial projections taken as a whole as part of our analysis relating to this Opinion.

     We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

     Based upon the foregoing, and in reliance thereon, it is our opinion that the Transaction is fair to the public stockholders of the Company, from a financial point of view.
HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

                        MEMC ELECTRONIC MATERIALS, INC.
                       501 PEARL DRIVE (CITY OF O'FALLON)
                           ST. PETERS, MISSOURI 63376

                                                      June 10, 2002


TO PARTICIPANTS IN THE MEMC RETIREMENT SAVINGS PLAN:


     Enclosed with this voting direction card are the Notice of Special Meeting and Proxy Statement for the Special Meeting of Stockholders of MEMC Electronic Materials, Inc. (the "Company") which will be held on July 10, 2002. The number of shares of Company common stock (the "Common Stock") shown on the voting direction card represents the number of shares which you are entitled to direct Putnam Fiduciary Trust Company (the "Trustee") to vote. This share amount is based on your balance in the MEMC Stock Fund account in the MEMC Retirement Savings Plan (the "Plan") on May 31, 2002, the record date for the determination of stockholders eligible to vote. In order for these shares to be voted by the Trustee of the Plan in accordance with your confidential instructions, the Trustee must receive your executed voting direction card not later than July 8, 2002. Under the provisions of the Plan, all shares for which no executed voting direction cards are received by July 8, 2002 are to be voted by the Trustee and its proxies in the same proportion for which directions are received. Please note that you will not be able to vote the shares shown on the voting direction card at the Special Meeting; only the Trustee and its proxies can vote these shares.

                         MEMC ELECTRONIC MATERIALS, INC.
                       501 Pearl Drive (City of O'Fallon)
                           St. Peters, Missouri 63376



            The undersigned hereby directs Putnam Fiduciary Trust Company as trustee (the "Trustee") of the MEMC Retirement Savings Plan (the "Plan") to vote, as designated on the reverse side, all of the shares of Common Stock of MEMC Electronic Materials, Inc. (the "Company") which the undersigned is entitled to direct the Trustee to vote pursuant to the terms of the Plan, on the matters set forth on the reverse side and, in the discretion of the Trustee and its proxies, upon any other business which may properly come before the Special Meeting of Stockholders of the Company, to be held at 345 California Street, Suite 3300, San Francisco, California 94104, on July 10, 2002 at 10:00 a.m., local time, and all adjournments thereof.


            This voting direction card, when properly executed, will be voted in the manner directed herein by the undersigned participant. If no direction is made by a participant, voting will be controlled by the terms of the Plan.


        PLEASE MARK, SIGN AND PROMPTLY RETURN THIS VOTING DIRECTION CARD
           IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED
                             IN THE UNITED STATES.


                  (Continued and to be signed on reverse side.)

                         MEMC ELECTRONIC MATERIALS, INC.


USE A BLACK PEN. MARK WITH AN X INSIDE THE GREY AREAS AS SHOWN IN THIS EXAMPLE. [X]



1. To approve the issuance of 260,000 shares of Series A Cumulative Convertible Preferred Stock, warrants to purchase 16,666,667 shares of common stock and the common stock issuable on conversion of such preferred stock and exercise of such warrants.

            FOR { }             AGAINST { }             ABSTAIN { }

2. To approve an amendment to the company's restated certificate of incorporation authorizing a one-for-two reverse split of the common stock.

            FOR { }             AGAINST { }             ABSTAIN { }

3. To approve an amendment to the company's restated certificate of incorporation authorizing an increase in authorized capital stock from 200,000,000 shares of common stock to 300,000,000 shares of common stock.

            FOR { }             AGAINST { }             ABSTAIN { }

4. To approve a future merger between MEMC Electronic Materials, Inc. and TPG Wafer Holdings LLC in connection with the company's debt restructuring.

            FOR { }             AGAINST { }             ABSTAIN { }

5. In its discretion, the Trustee and its proxies are authorized to vote upon any other business which may properly come before the meeting and all adjournments thereof.


6. Voting directions marked "against" Proposal 1, 2, 3, or 4 will not be voted on any motion to adjourn the meeting for the purpose of continuing to solicit directions to approve such Proposal 1, 2, 3, or 4.





The undersigned hereby revokes all prior directions heretofore given by the undersigned to the Trustee with respect to the subject matter hereof for said meeting. The direction may be revoked prior to its exercise.




Note: Please sign exactly as your name or names appear hereon.


Signature 1 -- Please keep signature within the box

--------------------------------------------------------------------------------

Signature 2 -- Please keep signature within the box

--------------------------------------------------------------------------------

Date (mm/dd/yy)

    /    /
----------------

                                  [MEMC LOGO]

                        MEMC ELECTRONIC MATERIALS, INC.
                       501 PEARL DRIVE (CITY OF O'FALLON)
                           ST. PETERS, MISSOURI 63376


                                                                   June 10, 2002


Dear Stockholder:


      A special meeting of the stockholders of MEMC Electronic Materials, Inc. will be held at 345 California Street, Suite 3300, San Francisco, California 94104, on July 10, 2002 at 10:00 a.m., local time. It is important that your shares are represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the attached proxy form, and return the proxy form promptly in the envelope provided.


                                          Thank you,

                                          David L. Fleisher
                                          Corporate Secretary

                         MEMC ELECTRONIC MATERIALS, INC.


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS






                       501 Pearl Drive (City of O'Fallon)
                           St. Peters, Missouri 63376



            The undersigned hereby appoints James M. Stolze and David L. Fleisher, and each of them, with power of substitution, as proxies of the undersigned, to attend the Special Meeting of Stockholders of MEMC Electronic Materials, Inc. (the "Company"), to be held at 345 California Street, Suite 3300, San Francisco, California 94104, on July 10, 2002 at 10:00 a.m., local time, and all adjournments thereof, and to vote, as indicated on the reverse side, the shares of Common Stock of the Company which the undersigned is entitled to vote with all the powers the undersigned would possess if present at the meeting.


            This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s).

                  PLEASE DATE AND SIGN ON THE REVERSE SIDE AND
                     MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.

                  (Continued and to be signed on reverse side.)

                         MEMC ELECTRONIC MATERIALS, INC.


USE A BLACK PEN. MARK WITH AN X INSIDE THE GREY AREAS AS SHOWN IN THIS EXAMPLE. [X]


1. To approve the issuance of 260,000 shares of Series A Cumulative Convertible Preferred Stock, warrants to purchase 16,666,667 shares of common stock and the common stock issuable on conversion of such preferred stock and exercise of such warrants.

            FOR { }             AGAINST { }             ABSTAIN { }

2. To approve an amendment to the company's restated certificate of incorporation authorizing a one-for-two reverse split of the common stock.

            FOR { }             AGAINST { }             ABSTAIN { }

3. To approve an amendment to the company's restated certificate of incorporation authorizing an increase in authorized capital stock from 200,000,000 shares of common stock to 300,000,000 shares of common stock.

            FOR { }             AGAINST { }             ABSTAIN { }

4. To approve a future merger between MEMC Electronic Materials, Inc. and TPG Wafer Holdings LLC in connection with the company's debt restructuring.

            FOR { }             AGAINST { }             ABSTAIN { }

5. In their discretion, the proxies are authorized to vote upon any other business which may properly come before the meeting and all adjournments thereof.


6. Proxies marked "against" Proposal 1, 2, 3, or 4 will not be voted on any motion to adjourn the meeting for the purpose of continuing to solicit proxies to approve such Proposal 1, 2, 3, or 4.


           THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby revokes all proxies heretofore given by the undersigned for said meeting. The proxy may be revoked prior to its exercise.




Note: Please sign exactly as your name or names appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Signature 1 -- Please keep signature within the box

--------------------------------------------------------------------------------

Signature 2 -- Please keep signature within the box

--------------------------------------------------------------------------------

Date (mm/dd/yy)

    /    /
----------------